Exhibit 10.1

Execution Copy

TERM LOAN AGREEMENT

dated as of

September 27, 2012,

among

RADIOSHACK CORPORATION,

as Borrower

THE FACILITY GUARANTORS PARTY HERETO FROM TIME TO TIME

THE LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent, and

PATHLIGHT CAPITAL, LLC,

as Syndication Agent

EXHIBITS
Exhibit A:	Form of Assignment and Acceptance
Exhibit B:	Form of Notice of Continuation
Exhibit C:	Form of Joinder
Exhibit D:	Form of Compliance Certificate
Exhibit E:	Form of Solvency Certificate
Exhibit F:	Form of Note

SCHEDULES

Schedule 1.1(a):	Lenders and Commitments
Schedule 1.1(b):	ABL Priority Pledged Real Estate
Schedule 1.1(c):	Dealers
Schedule 1.1(d):	Franchisees
Schedule 1.1(e):	Term Priority Pledged Real Estate
Schedule 5.02(e):	Reporting Requirements
Schedule 5.16	Post-Closing Covenant
Schedule 6.01:	Permitted Encumbrances
Schedule 6.02:	Permitted Investments
Schedule 6.03:	Existing Indebtedness
Schedule 9.02:	Agent’s Office, Certain Addresses for Notices

TERM LOAN CREDIT AGREEMENT

This TERM LOAN AGREEMENT dated as of September 27, 2012, is among RADIOSHACK CORPORATION, a Delaware corporation (the “Borrower”), the Facility Guarantors (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in ARTICLE I party hereto from time to time, the Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacity, including any successor thereto, the “Agent”) for itself and the other Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested a term loan facility in an aggregate principal amount of $100,000,000; and

WHEREAS, the Lenders are willing to extend such term loan facility to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

SECTION 1.01 Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“2.50% Notes” means the Borrower’s 2.50% Senior Convertible Notes due 2013 issued pursuant to the 2.50% Notes Indenture.

“2.50% Notes Indenture” means that certain Indenture, dated as of August 18, 2008, between the Borrower and The Bank of New York Mellon Trust Company, N.A.

“6.75% Notes” means the Borrower’s 6.75% Senior Unsecured Notes due 2019 issued pursuant to the 6.75% Notes Indenture.

“6.75% Notes Indenture” means that certain Indenture, dated as of May 3, 2011, between the Borrower, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended or supplemented from time to time.

“ABL Agent” means Bank of America, N.A. in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, together with its successors and assigns.

“ABL Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 8, 2012, as amended prior to the date hereof, along with any extensions, renewals, restatements, refinancing, refunding or replacement thereof permitted in accordance with the terms of the Intercreditor Agreement, among the Borrower, certain of its Subsidiaries as guarantors thereunder, the Lenders party thereto and the ABL Agent, as Administrative Agent.

“ABL Priority Pledged Real Estate” means the Real Estate owned by a Loan Party and described on Schedule 1.1(b), as such schedule may be amended or supplemented from time to time.

“ABL Priority Collateral” has the meaning given to such term in the Intercreditor Agreement.

“ACH” means automated clearing house transfers.

“Account(s)” means “accounts” as defined in the UCC.

“Account Debtor” means the customer of a Loan Party who is obligated on or under an Account.

“Acquired EBITDA” shall mean, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of such any Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), all as determined on a consolidated basis in a manner consistent with GAAP.

“Acquisition” means, with respect to a specified Person, (a) a purchase or acquisition of a fifty percent (50%) or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a Real Estate portfolio or one or more Stores or Kiosks from any other Person or assets constituting a business unit, line of business or division of any other Person, or (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a fifty percent (50%) or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Borrower or a Guarantor would cause a Deemed Dividend.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning provided in the preamble to this Agreement.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“Agreement” means this Term Loan Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Alternative Rate” means the Base Rate plus 9.00%.

“Applicable Law” means as to any Person, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law and applicable to such Person.

“Applicable Margin” means, 10.00% per annum.

“Applicable Premium Percentage” has the meaning provided in SECTION 2.17(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.06(b)), and accepted by the Agent, in substantially the form of Exhibit A or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2011, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, audited by PricewaterhouseCoopers LLP, independent registered public accountants.

“Availability” has the meaning ascribed to such term in the ABL Credit Agreement.

“Bank Products” means, collectively, (a) any services or facilities (other than Cash Management Services) provided to any Loan Party by any Lender or any Affiliate of a Lender on account of (i) credit, debit or stored-value cards, (ii) purchase cards, and (iii) merchant services, and (b) any Swap Contracts provided to any Loan Party by any Swap Contract Secured Party, provided that any Bank Product for the benefit of any Foreign Subsidiary shall name a Loan Party as the party thereto. Notwithstanding the foregoing to the contrary, no Swap Contract between any Loan Party and any Person that would otherwise constitute a “Swap Contract Secured Party” hereunder shall be deemed to be a “Bank Product” in the event that, pursuant to the terms of such Swap Contract, such Loan Party and such Person shall have agreed that the obligations thereunder are to remain unsecured.

“Bankruptcy Code” means (Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” or (c) 2.00%. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“BBA LIBOR” has the meaning set forth in the definition of “LIBO Rate”.

“Blocked Account” has the meaning provided in SECTION 2.16(b).

“Blocked Account Agreement” has the meaning provided in SECTION 2.16(b).

“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which funds of any of the Loan Parties from one or more DDAs are deposited and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means the incurrence of one Type of Loan (on the Closing Date or resulting from continuations or conversions on a given date after the Closing Date) having, in the case of Loans bearing interest at the LIBO Rate, the same Interest Period (provided that Loans bearing interest at the Alternative Rate incurred pursuant to Section 2.09 or Section 2.10 shall be considered part of any related Borrowing of Loans).

“Borrowing Base Certificate” has the meaning ascribed to such term in the ABL Credit Agreement.

“Breakage Costs” has the meaning provided in SECTION 2.14(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located, and, if such day relates to the determination of the LIBO Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Called Principal” means the principal amount of the Loans (a) that is voluntarily or mandatorily prepaid by any Loan Party, or (b) that is declared to be, or automatically becomes, immediately due and payable in accordance with SECTION 7.02.

“Capital Expenditures” means, with respect to the Loan Parties and their Subsidiaries for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided that the term “Capital Expenditures” shall not include:

(a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent of the amount financed from (i) insurance proceeds or compensation awards paid on account of any damage to, destruction of or other casualty or loss involving any property or asset or (ii) proceeds from any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset,

(b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(c) the reinvestment of any proceeds of a Permitted Disposition of any fixed or capital asset to purchase any other fixed or capital asset within one hundred and eighty (180) days of such Disposition,

(d) expenditures that constitute any part of rental expenses of the Borrower and its Subsidiaries during such period under operating leases for real or personal property,

(e) expenditures that are accounted for as capital expenditures by the Borrower and its Subsidiaries and that actually are paid for by a Person other than the Borrower or any Subsidiary and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(f) Investments consisting of Permitted Acquisitions that would otherwise constitute a Capital Expenditure, or

(g) any non-cash capitalized interest and non-cash internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries for such period.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing; provided, however, that Indebtedness convertible or exchangeable into capital stock, membership or other ownership interests shall not constitute “Capital Stock” hereunder prior to the actual conversion thereof in full (or, in the case of a partial conversion, the applicable portion thereof) into capital stock, membership or other ownership interests.

“Cash Dominion Event” means any of (a) the occurrence and continuance of any Event of Default, (b) the failure of the Borrower to maintain, for a period of five (5) consecutive days or more, Availability at least equal to the greater of (i) fifteen percent (15%) of the Maximum Aggregate Borrowing Amount, and (ii) $50,000,000 or (c) the failure of the Borrower, at any time, to maintain Availability at least equal to $35,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (x) so long as such Event of Default is continuing or has not been waived, and/or (y) if the Cash Dominion Event arises as a result of the Borrower’s failure to achieve Availability as required under clauses (b) or (c) above, until Availability has exceeded the amount required by clause (b) or (c) above, as applicable, for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement, provided that a Cash Dominion Event may not be so cured on more than two (2) occasions in any twelve-month period.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the

Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “A-1” (or the then equivalent grade) by S&P or at least “F-1” (or the then equivalent grade) by Fitch, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market, mutual or similar investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) shares of money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P, Aaa by Moody’s or AAA by Fitch and (iii) have portfolio assets of at least $1,000,000,000; and

(f) with respect to any Subsidiary that is not a Loan Party, instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any Affiliate of a Lender: (a) ACH transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, depository, overdraft and electronic funds transfer services, and (c) deposit and other accounts. For the avoidance of doubt, Cash Management Services do not include Swap Contracts.

“Cash Receipts” has the meaning provided in SECTION 2.16(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Change in Law” means (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Credit Party (or, for purposes of SECTION 2.12, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date. Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, regulations, rules, guidelines and directives promulgated thereunder, shall be deemed to have been adopted after the Closing Date, regardless of the date enacted or adopted.

“Closing Date” means September 27, 2012.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, including, without limitation, any warehouseman and (b) a landlord of Real Estate leased by any Loan Party (including, without limitation, any warehouse or distribution center), pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real

Estate, (iii) agrees to furnish the Agent with access to the Inventory in such Person’s possession or on the Real Estate for the purposes of conducting a Liquidation, and (iv) makes such other agreements with the Agent as the Agent may reasonably require.

“Commitment” means, for each Lender, its commitment to make a Loan, in the applicable principal amount shown on Schedule 1.1(a).

“Compliance Certificate” has the meaning provided in SECTION 5.02(a).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial position, cash flows, or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication of either (x) any item described in any other clause, below, or (y) any item excluded in the calculation of Consolidated Net Income) (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) (A)non-cash stock compensation expenses, (B) non-cash charges comprising losses on non-ordinary course asset sales, disposals or abandonments and losses from investments recorded using the equity method, and (C) other non-recurring expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period (provided that if any such non-cash charges, expenses or losses referred to in subclauses (A) through (C) of this clause (iv) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), (v) any restructuring or similar expenses or charges (including expenses or charges associated with store closures, termination of contracts and kiosk arrangements and severance) and (vi) non-recurring and customary financing fees and commissions, debt discounts, prepayment premiums, debt issuance costs and other similar fees, costs and expenses related to any incurrence or repayment of Indebtedness, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) non-cash gains increasing Consolidated Net Income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), all as determined on a Consolidated basis in accordance with GAAP; provided that:

(x) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency transaction gains and losses (including the net loss or gain resulting from Swap Contracts for currency exchange risk);

(y) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by any Loan Party during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by such Loan Party, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion); and

(z) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by a Loan Party during such period based on the actual Disposed EBITDA of such sold entity or business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the sum of (A) Capital Expenditures paid in cash during such period (other than any Capital Expenditures financed with the proceeds of Indebtedness) plus (B) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period to (b) the sum of (i) Debt Service Charges paid in cash during such period plus (ii) Restricted Payments constituting dividends paid in cash during such period pursuant to SECTION 6.06(f) and SECTION 6.06(g) (but excluding, in any event, the Restricted Payment constituting a cash dividend paid on December 14, 2011 in the amount of $49,621,741).

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, and (d) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk; provided, however, that, solely for purposes of determining compliance with the Payment Conditions, Consolidated Interest Expense for any period shall be calculated net of cash interest income for such period, provided, further, that Consolidated Interest Expense shall in no event be an amount less than zero (0).

“Consolidated Net Income” means, with respect to the Borrower for any period, the aggregate of the net income (loss) of the Borrower and its Subsidiaries for such period, on a Consolidated basis, and otherwise determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary that is not a Facility Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Applicable Law to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the

Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means the Copyright Security Agreement dated as of the Closing Date among the applicable Loan Parties and the Agent for the benefit of the Secured Parties, along with any supplements thereto executed after the Closing Date.

“Core Intellectual Property” means any Intellectual Property material or necessary to the business of the Loan Parties. The parties hereto agree that any Trademark (as such term is defined in Security Agreement) covering the name “RadioShack”, the RadioShack.com internet domain name and the customer lists of the Loan Parties shall be deemed to be “Core Intellectual Property.”

“Cost” means the cost of Loan Parties’ Inventory determined according to the accounting policies used in the preparation of Borrower’s audited financial statements; provided that, in all events, such determination is consistent with the determination of Cost used by the appraiser in the most recent appraisal to determine Appraised Value.

“Credit Card Notifications” has the meaning provided in SECTION 2.16(a).

“Credit Party” means (a) the Lenders, (b) the Agent and its respective Affiliates and branches, and (c) the successors and permitted assigns of each of the foregoing.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Dealer Store” means any retail store (which includes any real property, Fixtures, Equipment, Inventory and other property related thereto), operated, or to be operated, by any Person party to a dealer agreement with a Loan Party and listed on Schedule 1.1(c), along with the contact information for such Person.

“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments made or required to be made (other than any principal payments required to be made at maturity and after giving effect to optional redemptions or prepayments) on account of Indebtedness for borrowed money (including, without limitation, obligations with respect to Capitalized Leases) for such period, in each case determined in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Dividend” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 3.00% per annum.

“Disposed EBITDA” shall mean, with respect to any sold entity or business for any period, the amount for such period of Consolidated EBITDA of such sold entity or business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such sold entity or business), all as determined on a consolidated basis for such sold entity or business in a manner consistent with GAAP.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including, without limitation, any Capital Stock of any other Person held by a specified Person) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as reasonably determined by the Agent for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Environmental Laws” means all Applicable Laws relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health, including those related to the Release of Hazardous Materials, air emissions and discharges to public waste water treatment systems into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract or binding agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning ascribed to such term in the Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means in the case of a Plan or Multiemployer Plan subject to ERISA, (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standards of Sections 412 or 430 of Code or Section 302 of ERISA applicable to such Plan in a manner that would reasonably be expected to result in a Material Adverse Effect, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability that would reasonably be expected to result in a Material Adverse Effect with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning provided in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing by the Agent in accordance with the terms of this Agreement.

“Event of Loss” means, with respect to any property of a Person, any of the following: (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property; in each case, for which such Person or any of its Affiliates receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded DDA” has the meaning provided in SECTION 2.16(c).

“Excluded Subsidiary” means (a) any Affected Foreign Subsidiary, (b) any Immaterial Subsidiary, (c) Tandy Life Insurance Company, a Texas corporation, and (d) any direct or indirect Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, in each case, that shall not be a Facility Guarantor.

“Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder or under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or imposed as a result of any present or former connection between the jurisdiction imposing such Tax and such recipient other than a connection arising solely as a result of such recipient having performed its obligations or received payment hereunder or under any Loan Document, or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any jurisdiction referred to in (a), (c) in the case of a Lender, any United States withholding Tax that is imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement (or designates a New Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a New Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to SECTION 2.21(a), (d) Taxes attributable to such Lender’s failure to comply with SECTION 2.21(e) or SECTION 2.21(g), and (e) any Tax imposed under FATCA.

“Facility Guarantee” means, collectively (a) the Guarantee of the Obligations pursuant to that certain Guaranty Agreement, dated as of the Closing Date, by each Facility Guarantor party thereto on the Closing Date in favor of the Agent, for the benefit of the Secured Parties and (b) any other Guarantee of the Obligations executed by the Facility Guarantors in favor of the Agent and the other Secured Parties pursuant to SECTION 5.11.

“Facility Guarantor” means, collectively, each Subsidiary of the Borrower party hereto and identified as a “Facility Guarantor” and each other Subsidiary of the Borrower that shall be required to execute and deliver a Guarantee of the Obligations pursuant to SECTION 5.11; provided that in no event shall the Excluded Subsidiaries be Facility Guarantors.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCCR Initial Test Date” means the date upon which an FCCR Trigger Event occurs.

“FCCR Test Period” means, for any date of determination under this Agreement, the most recent period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such date.

“FCCR Trigger Event” means, at any time, the failure of the Borrower to maintain Availability (which, for this purpose only, shall be calculated without giving effect to the deduction of the Availability Block (under and as defined in the ABL Credit Agreement) from the Revolving Credit Borrowing Base).at least equal to the greater of (i) twelve and one-half of one percent (12.5%) of the Maximum Revolving Borrowing Amount and (ii) $45,000,000. For purposes of this Agreement, the occurrence of a FCCR Trigger Event shall be deemed continuing until Availability has exceeded the amount required by the first sentence of this definition for forty-five (45) consecutive days, in which case a FCCR Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Agent.

“Fee Letter” means the Fee Letter dated as of the Closing Date by and among Borrower and the Agent, as further amended, amended and restated supplemented or replaced and in effect from time to time.

“Financial Performance Projections” means (a) the projected Consolidated balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries, (b) the projected Revolving Credit Borrowing Base and Term Borrowing Base and (c) Availability forecasts, in each case, prepared by management of the Borrower and in form reasonably satisfactory to the Agent, in each case, giving effect to the Transactions.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Month” means each calendar month of each Fiscal Year.

“Fiscal Quarter” means each calendar quarter of each Fiscal Year, which quarters shall end on the last day of each March, June, September and December of such Fiscal Year.

“Fiscal Year” means the period of twelve (12) consecutive months ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings Ltd. and any successor thereto.

“Fixtures” has the meaning ascribed to such term in the Security Agreement.

“Foreign Lender” means any Lender that is not a “United States person” pursuant to section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia, or any of its territories or possessions.

“Franchise Store” means any retail store (which includes any real property, Fixtures, Equipment, Inventory and other property related thereto), operated, or to be operated, by any Person party to a franchise agreement with a Loan Party and listed on Schedule 1.1(d), along with the contact information for such Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“Governmental Authority” means any nation or government, any state, provincial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); or (c) to be an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, toxic mold, medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means a Subsidiary of the Borrower for which (a) the assets of such Subsidiary constitute less than or equal to two-and-a-half percent (2.50%) of the total assets of the Borrower and its Subsidiaries on a Consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to five percent (5.00%) of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, and (b) the revenues of such Subsidiary account for less than or equal to two-and-a-half percent (2.50%) of the total revenues of the Borrower and its Subsidiaries on a Consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to five percent (5.00%) of the total revenues of the Borrower and its Subsidiaries on a Consolidated basis.

“Indebtedness” means as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all letters of credit (including standby letters of credit and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract (it being understood that the obligation of any Loan Party to deliver Capital Stock of the Borrower under any equity Swap Contract permitted hereunder shall not constitute Indebtedness);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning provided in SECTION 9.04(b).

“Information” has the meaning provided in SECTION 9.07.

“Intellectual Property” means all intellectual property, including all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, customer lists, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source code, object code, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all rights to sue and recover at law or in equity for any past, present or future infringement, dilution or misappropriation, or other violation thereof; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date by and between Agent and ABL Agent, and acknowledged by the Loan Parties and the other parties thereto (if any).

“Interest Payment Date” means the first day of every calendar month.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed or continued and ending on the date one (1), two (2) or three (3) months thereafter, as selected by the Borrower; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) there shall not be more than five (5) Interest Periods in effect at any time.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (a) the purchase or other Acquisition of Capital Stock or debt or other securities or equity interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) any other Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” shall have the meaning given such term in SECTION 3.15.

“IP Security Agreements” means all Copyright Security Agreements, all Patent Security Agreements and all Trademark Security Agreement, along with any supplements thereto.

“Joinder Agreement” shall mean an agreement, in substantially the form attached hereto as Exhibit C, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Facility Guarantor.

“Judgment Lien Threshold” means (a) $5,000,000, in the case of Liens that may have priority over the Liens securing the Obligations and (ii) $50,000,000 in the aggregate in the case of all Liens.

“Kiosk” means any retail kiosk (which includes any Fixtures, Equipment, Inventory and other property related thereto) operated, or to be operated, by any Loan Party at a location operated by a third party.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” means (a) prior to the funding of the Loans on the Closing Date, any Lender that has a Commitment at such time, and (b) thereafter, any Lender that holds a Loan at such time.

“LIBO Rate” means, for any Interest Period with respect to a LIBO Loan, the rate per annum equal to the higher of (i) 1.00% and (ii) (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (b) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made or continued and with a term equivalent to such Interest Period would be offered by Wells Fargo’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“License Payment” means, any income derived from a Loan Party’s license of any of its IP Rights, which for the avoidance of doubt, may be pursuant to a license agreement, a dealer agreement, a franchise agreement, or other similar agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement intended as security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing) whether or not filed, recorded or perfected under Applicable Law.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Agent, of any public, private or “Going-Out-Of-Business Sale” or other Disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrower, including any Protective Advance.

“Loan Account” has the meaning provided in SECTION 2.18.

“Loan Documents” means this Agreement, any Note, the Fee Letter, the Intercreditor Agreement, all Borrowing Base Certificates, the Security Documents (including, without limitation, the Security Agreement, the Mortgages, the Facility Guarantees, the IP Security Agreements, the Blocked Account Agreements and the Credit Card Notifications), the Post-Closing Agreement, the Perfection Certificate of each Loan Party, any intercreditor agreement entered into by the Agent with respect to Permitted Junior Liens, and any other agreement designated as a “Loan Document” now or hereafter executed and delivered in connection herewith (excluding agreements entered into in connection with any transaction arising out of any Bank Products or Cash Management Services), each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Loan Percentage” means, as to any Lender and at any time, the percentage equivalent of: (i) the aggregate outstanding principal balance of such Lender’s Loans, divided by (ii) the Total Outstandings.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document, taken as a whole; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties and their Subsidiaries, individually or in the aggregate, having an aggregate principal amount exceeding $50,000,000.

“Maturity Date” means September 27, 2017.

“Maximum Aggregate Borrowing Amount” has the meaning ascribed to such term in the ABL Credit Agreement.

“Maximum Revolving Borrowing Amount” has the meaning ascribed to such term in the ABL Credit Agreement.

“Maximum Rate” has the meaning provided in SECTION 9.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt pursuant to which a Loan Party grants to the Agent, for the benefit of the Secured Parties, a Lien upon ABL Priority Pledged Real Estate or any Term Priority Pledged Real Estate owned by such Loan Party, as security for the Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other taxes paid or payable as a result of such Disposition (which shall take into account the taxable gain recognized by the Borrower as determined by the Borrower’s regular outside tax accountant in accordance with applicable state and federal income tax laws), and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to replace, repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“New Lending Office” shall have the meaning provided in SECTION 2.21(e).

“Note” means a promissory note, in the form of Exhibit F, in favor of any Lender evidencing the Loans of such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (x) all Loans and advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including charges, interest, expenses, fees, attorneys’ fees, indemnities and other amounts that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Law, naming such Person as the debtor in such proceeding, regardless of whether such charges, interest, expenses, fees, attorneys’ fees, indemnities and other amounts are allowed claims in such proceeding, and (y) obligations of any Loan Party and its Subsidiaries arising with respect to any Other Liabilities. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorneys’ fees, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document, including charges, interest, expenses, fees, attorneys’ fees, indemnities and other amounts that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under Debtor Relief Law, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with, and to the extent permitted, by the Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited liability company, the memorandum of association, and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means outstanding liabilities with respect to or arising from (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries, (b) any transaction which arises out of any Bank Product entered into with any Loan Party, as each may be amended from time to time and (c) any Guarantee made by a Loan Party in favor of a Lender or any Affiliate of a Lender of any credit facility, Indebtedness or other credit extension or credit accommodation permitted by SECTION 6.03(p) and made by a Lender or any of its Affiliates to or for the benefit of an Excluded Subsidiary.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other similar excise or property Taxes, charges or similar levies in the nature of a Tax arising from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but not including any Excluded Taxes or any such Taxes imposed pursuant to an assignment or sale of a participation.

“Participant” shall have the meaning provided in SECTION 9.06(d).

“Participant Register” shall have the meaning provided in SECTION 9.06(d).

“Patent Security Agreement” means the Patent Security Agreement dated as of the Closing Date among the applicable Loan Parties and the Agent for the benefit of the Secured Parties, along with any supplements thereto executed after the Closing Date.

“Payment Conditions” means, at the time of determination with respect to a Specified Payment, that (a) no Event of Default then exists or would arise as a result of the entering into such transaction or the making of such payment, (b) the Pro Forma Availability Condition shall have been satisfied after giving effect to such Specified Payment, and (c) after giving effect to such Specified Payment, the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis for the four Fiscal Quarters most recently preceding such transaction or payment (provided that, if any such transaction or payment is to be consummated within thirty (30) days after the end of any Fiscal Quarter, such calculation shall be made with respect to the four Fiscal Quarters most recently preceding such transaction or payment for which financial statements have been required to be delivered pursuant to SECTION 5.01(a) and SECTION 5.01(b) hereof), is equal to or greater than (x) for all purposes other than SECTION 6.06(g), 1.00:1.00 and (y) solely for the purposes of SECTION 6.06(g), 1.10:1.00. In accordance with SECTION 5.02(g) hereof, at least five (5) Business Days prior to the making of any Specified Payment, the Loan Parties shall deliver to the Agent evidence reasonably satisfactory to the Agent that the conditions contained in clauses (b) and (c) have been satisfied; provided, however that the Loan Parties shall not be required to comply with the conditions set forth in clauses (b) and (c) to the extent (i) such Specified Payment is made with cash on hand of the Loan Parties and not from any proceeds of any Borrowing and (ii) the Borrower shall demonstrate, in a manner reasonably acceptable to the Agent, that Availability as of the date of such Specified Payment and the projected Average Daily Availability Percentage at the end of each Fiscal Month during the immediately succeeding six (6) Fiscal Month period, shall not be less than seventy-five percent (75%) of the Maximum Aggregate Borrowing Amount.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions or any Governmental Authority of another jurisdiction exercising similar functions in respect of any Plan of a Loan Party.

“Perfection Certificate” means, collectively, (a) that certain Perfection Certificate of each Loan Party existing as of the Closing Date, dated as of the Closing Date and (b) each other perfection certificate which shall be delivered by any Subsidiary of the Borrower pursuant to the terms hereof.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a) No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b) If the Acquisition is an Acquisition of Capital Stock, (i) such Acquisition shall be consensual and shall have been approved by the board of directors of such Person being acquired and (ii) the Person being acquired shall become a Subsidiary of the Borrower and, unless such Subsidiary shall be an Excluded Subsidiary, such Subsidiary shall become a Facility Guarantor and provide security to the Agent in accordance with SECTION 5.11;

(c) All transactions in connection therewith shall be consummated, in all material respects, in accordance with all Requirements of Law; and

(d) The Borrower shall have satisfied the Payment Conditions.

“Permitted Discretion” means a determination made by the Agent in good faith in the exercise of its reasonable (from the perspective of a secured lender) business judgment.

“Permitted Disposition” shall have the meaning set forth in SECTION 6.05.

“Permitted Encumbrances” has the meaning set forth in SECTION 6.01.

“Permitted Indebtedness” has the meaning set forth in SECTION 6.03.

“Permitted Investments” has the meaning set forth in SECTION 6.02.

“Permitted Junior Liens” means Liens securing Indebtedness permitted under SECTION 6.03(j) so long as, if such Liens cover Collateral, (a) the holder of such Liens (or their representative) shall have entered into an intercreditor agreement reasonably satisfactory to the Agent and Required Lenders, (b) the priority of all such Liens on Collateral securing such Indebtedness shall be subject and junior in all respects to the Liens on the Collateral securing the Obligations and (c) any collateral (other than Collateral) subject to such Lien shall also secure the Obligations.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of prior amortization or prior prepayments of the Indebtedness being modified, refinanced, refunded, renewed or extended), (c) such modification, refinancing, refunding, renewal or extension shall not include: (i) Indebtedness of a Subsidiary of the Borrower that is not a Facility Guarantor that refinances Indebtedness of the Borrower; (ii) Indebtedness of a Subsidiary of the Borrower that is not a Facility Guarantor that refinances Indebtedness of a Facility Guarantor; or (iii) Indebtedness of the Borrower or a Facility Guarantor that refinances Indebtedness of a Subsidiary that is not a Facility Guarantor, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) to the extent that the holders of such Indebtedness being modified, refinanced, refunded, renewed or extended are subject to an intercreditor agreement or arrangement with the Lenders, the holders of such refinancing Indebtedness shall enter into a similar intercreditor agreement or arrangement with the Lenders on terms at least as favorable to the Lenders as those contained in the intercreditor agreement or arrangement governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Agent and the Required Lenders in their reasonable discretion).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (a) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years, or (b) any plan, employee benefit plan or pension plan which is not subject to ERISA but which is covered by Applicable Laws other than ERISA in respect of which the failure by a Loan Party to remit payments or contributions would give rise to a Lien on the assets of such Loan Party.

“Prepayment Premium” has the meaning provided in SECTION 2.17(c).

“Pro Forma Availability” means, for any date of calculation, Availability as of the date of any Specified Payment and the projected Availability at the end of each Fiscal Month during the immediately succeeding six (6) Fiscal Month period.

“Pro Forma Availability Condition” means, for any date of calculation with respect to any Specified Payment, the Pro Forma Availability following, and after giving effect to, such Specified Payment, shall be equal to or greater than fifteen percent (15%) (or, in the case of any Specified Payment pursuant to SECTION 6.06(g), seventeen and one-half of one percent (17.5%)) of the Maximum Aggregate Borrowing Amount.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in connection with determining compliance with any test or covenant hereunder, calculating such test or covenant as if all Specified Transactions and all of the following transactions in connection with such Specified Transaction occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be (i) excluded, in the case of a Disposition of all or substantially all Capital Stock in or assets of any Subsidiary of the Borrower or any division, business unit, line of business or facility used for operations of the Borrower or any of its Subsidiaries, and (ii) included, in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, (b) any retirement of Indebtedness of the Borrower or its Subsidiaries, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Projections” shall have the meaning given such term in SECTION 5.01(d).

“Protective Advance” has the meaning specified in SECTION 2.02.

“Real Estate” means all Leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas, and other improvements thereon (including all fixtures), now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning provided in SECTION 9.06(c).

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Threshold Amount” means (a) $10,000,000 in the case of an Event of Loss affecting the Loan Parties’ headquarters or a distribution center and (b) $5,000,000 otherwise.

“Reinvestment Threshold Time” means (a) 365 days in the case of an Event of Loss affecting the Loan Parties’ headquarters or a distribution center and (b) 180 days otherwise.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Rent Payment” means, any rents, profits or lease payments from third parties with respect to any Real Estate that constitutes Term Priority Collateral.

“Required Lenders” means, (a) at any time that Wells Fargo is a Lender hereunder, two or more Lenders (which are not Affiliates or Approved Funds with respect to one another) whose Loan Percentage of the Total Outstandings aggregate more than fifty percent (50%) of such Total Outstandings and (b) otherwise, one or more Lenders whose Loan Percentage of the Total Outstandings aggregate more than fifty percent (50%) of such Total Outstandings.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s or any Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof). For the avoidance of doubt, the term “Restricted Payment” shall not include the exercise or early termination of any Swap Contracts designed to hedge a Loan Party’s obligations to deliver Capital Stock of the Borrower and/or pay cash under any convertible or exchangeable debt securities to the extent such event does not result in a cash payment by the Loan Parties, determined on a net basis with the substantially concurrent exercise or early termination of any related equity Swap Contracts.

“Revolving Credit Borrowing Base” has the meaning ascribed to such term in the ABL Credit Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“S&P” means Standard & Poor’s Ratings Services LLC and any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Scheduled Installment” has the meaning provided in schedule 2.13.

“Secured Party” means (a) each Credit Party, (b) any Person providing Cash Management Services or entering into or furnishing any Bank Products (including any Swap Contract Secured Party), (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Account Control Event” means any of (a) the occurrence of any Event of Default or (b) the failure of the Borrower to maintain, for a period of five (5) consecutive days or more, Availability at least equal to fifty percent (50%) of the Maximum Aggregate Borrowing Amount.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Facility Guarantee, the Mortgages, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document that creates a Lien in favor of the Agent to secure any of the Obligations.

“Settlement Date” has the meaning provided in SECTION 2.20(a).

“Specified Event” means (a) an Event of Default under SECTION 7.01(a) or SECTION 7.01(f), (b) an Event of Default under SECTION 7.01(b) as a result of a failure by any Loan Party to comply with the covenant in Section 6.12, or (c) the exercise of any remedies under Section 7.02 by the Agent or under Section 7.02 of the ABL Credit Agreement by the ABL Agent.

“Specified Payment” means any Permitted Acquisition, Permitted Investment, the incurrence of Permitted Indebtedness, Restricted Payment or prepayment with respect to Indebtedness, in each case, where such event is subject to satisfaction of the Payment Conditions or any component thereof, pursuant to the terms of this Agreement.

“Specified Transaction” means, with respect to any period, any Investment, Disposition of all or substantially all of the Capital Stock in or assets of any Subsidiary of the Borrower or any division, business unit, line of business or facility used for the operations of the Borrower or any of its Subsidiaries, incurrence or repayment of Indebtedness, the making of any Restricted Payment, or any asset classified as discontinued operations by the Borrower or any Subsidiary that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be tested on a “Pro Forma Basis.”

“Statutory Reserve Rate” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any particular Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Statutory Reserve Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Store” means any retail store (which includes any real property, Fixtures, Equipment, Inventory and other property related thereto), other than any Kiosk, operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms reasonably acceptable to the Agent and the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Contract Secured Parties” means, with respect to any Swap Contract, collectively, (a) the Agent or an Affiliate of the Agent, (b) any Lender or any Affiliate of a Lender, and (c) any Lender or any Affiliate of a Lender who (i) was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into and who is no longer a Lender or an Affiliate of a Lender, and (ii) agrees in writing that the Agent and the other Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under SECTION 7.03) and acknowledges that the Agent and the other Secured Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid its Other Liabilities).

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Pathlight Capital, LLC.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Target Sale” means the sale by a Loan Party of Collateral located at any store owned by Target Corporation or an Affiliate thereof for fair market value, within one year of the Closing Date.

“Taxes” means any and all current or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholding in the nature of taxes imposed by any Governmental Authority, and any and all interest and penalties related thereto.

“Tax Lien Cash Collateral Account” means a Blocked Account into which the amount of any taxes, assessments or governmental charges subject to a Lien shall be deposited in accordance with and to the extent required under Section 6.01(c), which account shall be opened within five (5) days of the incurrence of a Lien under Section 6.01(c) for which the Borrower intends to deposit funds in such account.

“Tax Sharing Agreement” means an obligation to pay amounts attributable to the Borrower’s or any Subsidiary’s pro rata share of Taxes with respect to the Borrower’s or such Subsidiary’s membership in a group of entities filing a consolidated, joint, combined or unitary tax return.

“Term Borrowing Base” has the meaning ascribed to such term in the ABL Credit Agreement.

“Term Loan Priority Account” means a Blocked Account at Wells Fargo into which all proceeds of the Term Priority Collateral shall be deposited in accordance with SECTION 2.15, which account shall be opened within five (5) days of the occurrence of the first Event of Loss when the aggregate Net Proceeds from all Dispositions and Events of Loss in the then-current Fiscal Year are greater than or equal to $1,000,000.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Term Priority Pledged Real Estate” means the Real Estate owned by a Loan Party and described on Schedule 1.1(e), as such schedule may be amended or supplemented from time to time.

“Termination Date” means the earlier to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Obligations (other than the Other Liabilities) is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VII.

“Total Commitments” means at any time the aggregate of the Commitments of all Lenders at such time. The Total Commitments on the Closing Date are $100,000,000.

“Total Outstandings” means, at any time, the aggregate outstanding amount of all Loans at such time.

“Trademark Security Agreement” means the Trademark Security Agreement dated as of the Closing Date among the applicable Loan Parties and the Agent for the benefit of the Secured Parties, along with any supplements thereto executed after the Closing Date.

“Transactions” means, collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Loans on the Closing Date, and (b) the payment of the Transaction Expenses.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Borrower or any of its Subsidiaries in connection with the Transactions to occur on the Closing Date (including in connection with this Agreement and the other Loan Documents).

“Type” shall mean as to any Loan, its nature as a Loan bearing interest at the LIBO Rate or the Alternative Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as at the end of and for the Fiscal Quarters ended (a) March 31, 2012 and (b) June 30, 2012, certified under the applicable provisions of the Sarbanes-Oxley Act by a Financial Officer of the Borrower.

“Unfunded Pension Liability” means, at a point in time, the excess of a Plan’s benefit liabilities, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to applicable laws for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means at any date of determination, on a Consolidated basis for the Borrower and its Subsidiaries, the cash and cash that are not restricted or reserved for a particular purpose, less the aggregate amount of checks in float.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) all references to “$” or “dollars” or to amounts of money, permitted “baskets” and other similar matters shall be deemed to be references to the lawful currency of the United States, and (viii) references to “knowledge” of any Loan Party means the actual knowledge of a Responsible Officer.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed in SECTION 1.03(b) below. All amounts used for purposes of financial calculations required to be made shall be without duplication.

(b) Issues Related to GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) The principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP.

(d) The monthly balance sheets, statements of income or operations and statements of cash flows and other information delivered pursuant to SECTION 5.01(c) are internal non-GAAP financial statements prepared by the Borrower in the ordinary course and are not required to be in conformity with GAAP.

SECTION 1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06 Reserved.

SECTION 1.07 Certifications.

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01 Commitment of the Lenders.

(a) The Commitments. Upon the terms and subject to the conditions herein set forth, each Lender, severally and not jointly with any other Lender, agrees to make a single loan denominated in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The credit extensions on the Closing Date shall consist of Loans made simultaneously by the Lenders in accordance with their respective Commitments. Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and the other Loan Documents. Loans may not be reborrowed once repaid or prepaid (whether by voluntary or mandatory payment, or otherwise).

(b) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans.

(c) The Commitments shall be automatically and permanently reduced to zero on the Closing Date upon the making of the Loans.

SECTION 2.02 Protective Advances. Agent shall be authorized, with the prior consent of each of the Lenders, at any time after the Closing Date, to make advances (“Protective Advances”) up to an aggregate principal amount not to exceed at any time $5,000,000, if Agent deems such Protective Advances necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of the Obligations. Each Lender shall participate in each Protective Advance in accordance with its Loan Percentage.

SECTION 2.03 Continuation of Loans. The Borrower shall have the right at any time, on three (3) Business Days’ prior notice to the Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding last day of any Interest Period of any Loan), to continue an outstanding Loan for an additional Interest Period, or select a different Interest Period for such Loan. Each telephonic notice by the Borrower pursuant to this SECTION must be confirmed promptly by delivery to the Agent of a written notice (which shall substantially be made in the form attached hereto as Exhibit B), appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice (whether telephonic or written) shall specify (1) the requested date of the continuation (which shall be the last day of the Interest Period applicable thereto), (2) the principal amount of Loans to be continued, and (3) the duration of the Interest Period with respect thereto. Notwithstanding the foregoing to the contrary, (a) each request for a continuation of a Loan which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month and (b) if the Borrower does not give notice to continue any Loan, such Loan shall automatically be continued as a Loan with an Interest Period of one (1) month, at the expiration of the then-current Interest Period.

SECTION 2.04 Reserved.

SECTION 2.05 Reserved.

SECTION 2.06 Reserved.

SECTION 2.07 Evidence of Debt; Notes.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, in substantially the form of Exhibit F attached hereto, which shall evidence such Lender’s Loans, in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 2.08 Interest on Loans.

(a) Interest on Loans. Subject to SECTION 2.08(b) and SECTION 2.09 and SECTION 2.10, each Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate plus the Applicable Margin. Interest shall accrue on the Loans for the day on which the Loans are made, and shall accrue on the Loans, or any portion thereof, for the day on which the Loans or such portion are paid. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Default Interest. During an Event of Default under SECTION 7.01(f), or during any other Event of Default if Agent or Required Lenders in their discretion so elect, the Obligations shall bear interest at the Default Rate (whether before or after any judgment). The Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such cost and expense.

(c) Payment Dates. Interest on each Loan shall be due and payable in arrears (i) on each Interest Payment Date applicable thereto, (ii) on any date of any voluntary or mandatory prepayment, with respect to the principal amount of the Loan being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

(d) If the Borrower shall at any time fail to pay interest when due, the Agent, in its sole discretion, may elect to add such interest to the outstanding principal balance of the Loans, effective as of the due date of such interest, provided that such addition shall not waive any related Default or Event of Default or impair the Agent’s and Lenders’ rights under this Agreement and the other Loan Documents. Such capitalized amounts shall bear interest at the rates per annum provided for herein.

SECTION 2.09 Alternate Rate of Interest for Loans.

If the Agent:

(A) Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in accordance with the terms of the definition thereof); or

(B) Is advised by the Required Lenders that the Adjusted LIBO Rate will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Loans;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Agent shall deliver promptly upon obtaining knowledge of the same), the Loans shall bear interest at the Alternative Rate.

SECTION 2.10 Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Closing Date shall make it unlawful for a Lender to make or maintain a Loan bearing interest by reference to the Adjusted LIBO Rate, then, by written notice to the Borrower, such Lender’s Loans, unless such declaration shall be subsequently withdrawn; shall bear interest at the Alternative Rate.

(b) For purposes of this SECTION 2.10, a notice to the Borrower pursuant to SECTION 2.10(a) above shall be effective on the date of receipt by the Borrower.

SECTION 2.11 Reserved.

SECTION 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting Loan of such Lender bearing interest by reference to the Adjusted LIBO Rate;

and the result of any of the foregoing shall be to increase the cost in any material amount to such Lender of making or maintaining any Loan bearing interest by reference to the Adjusted LIBO Rate (or of maintaining its obligation to make any such Loan) or to reduce the amount in any material respect of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.12 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this SECTION 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13 Scheduled Installments; Termination Date.

(a) The Borrower promises to repay the Loans on the Maturity Date and at the dates and in the amounts set forth below (each such, including the payment on the Maturity Date, a “Scheduled Installment”):

Date	Payment Amount
December 31, 2014	$1,667,500
March 31, 2015	$1,667,500
June 30, 2015	$1,667,500
September 30, 2015	$1,667,500
December 31, 2015	$1,667,500
March 31, 2016	$1,667,500
June 30, 2016	$1,667,500
September 30, 2016	$1,667,500
December 31, 2016	$1,667,500
March 31, 2017	$1,667,500
June 30, 2017	$1,667,500
Maturity Date	Outstanding principal balance

(b) Upon the Termination Date, the Borrower shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations then owing by them to the Lenders (including, without limitation, all Breakage Costs incurred in connection therewith), accompanied by Breakage Costs and any applicable Prepayment Premium.

SECTION 2.14 Optional Prepayment; Reimbursement of Lenders.

(a) The Borrower shall have the right at any time and from time to time to prepay with any applicable Prepayment Premium (and subject to payment of Breakage Costs as provided herein) the outstanding amount of the Loans in whole or in part, upon at least three (3) Business Days’ prior written, telex or facsimile notice to the Agent, prior to 11:00 a.m., subject to the following limitations:

(i) Subject to the foregoing and SECTION 2.15, all prepayments shall be paid to the Agent for application to the prepayment of outstanding Loans ratably in accordance with each Lender’s Loan Percentage;

(ii) Each partial prepayment of Loans shall be in an integral multiple of $1,000,000. The Borrower shall reimburse the Lenders for all Breakage Costs associated with any prepayment. No partial prepayment of Loans shall result in the aggregate principal amount of the Loans remaining outstanding being less than $5,000,000 (unless all the outstanding Loans are being prepaid in full); and

(iii) Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and the specific Borrowing(s) pursuant to which made. Each notice of prepayment shall be revocable, provided that the Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Agent shall, promptly after receiving notice from the Borrower hereunder, notify each applicable Lender of the principal amount of the Loans held by such Lender which are to be prepaid and the prepayment date.

(b) The Borrower shall reimburse each Lender as set forth below for any loss, cost or expense (herein, collectively, “Breakage Costs”) incurred or to be incurred by such Lender as a result of a prepayment under SECTION 2.14 or SECTION 2.15, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating Breakage Costs, each Lender shall be deemed to have funded each Loan made by it by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded. Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as reasonably determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and, absent manifest error, such amounts shall be due within ten (10) Business Days after the receipt of such notice.

SECTION 2.15 Mandatory Prepayment.

The outstanding Obligations shall be subject to prepayment as follows:

(a) Term Priority Collateral. If a Loan Party shall at any time or from time to time:

(i) make a Disposition of any Term Priority Collateral;

(ii) suffer an Event of Loss with respect to Term Priority Collateral; or

(iii) after the occurrence and during the continuance of a Specified Event, receive any Rent Payment or License Payment, then

(A) the Borrower shall promptly notify Agent of any such Disposition or Event of Loss in excess of $1,000,000 (including the amount of the estimated Net Proceeds to be received by a Loan Party in respect of such Disposition or Event of Loss, including any insurance proceeds) and

(B) promptly upon receipt by a Loan Party of any Net Proceeds (other than, so long as no Specified Event has occurred and is continuing, (i) Net Proceeds of up to $1,000,000.00 in the aggregate in any Fiscal Year, (ii) Net Proceeds from sales of vehicles owned by any Loan Party, or (iii) Net Proceeds from the Target Sale), the Loan Parties shall deliver, or cause to be delivered, such excess Net Proceeds, Rent Payment or License Payment, to Agent for distribution to the Lenders in accordance with their Loan Percentages as a prepayment of the Loans;

provided that if (i) no Default or Event of Default has occurred and is continuing, (ii) the Borrower has given Agent prior written notice of it or its Subsidiary’s intention to apply the Net Proceeds from such Event of Loss to the costs of repair or replacement of the properties or assets that are the subject of such Event of Loss, (iii) once the aggregate Net Proceeds from all Dispositions and Events of Loss in the current Fiscal Year are greater than or equal to $1,000,000, the Borrower deposits or causes its Subsidiary to deposit the Net Proceeds therefrom into the Term Loan Priority Account, and (iv) the Borrower or its Subsidiary, as applicable, completes such repair or replacement, within the Reinvestment Threshold Time after the initial receipt of such Net Proceeds, then the Loan Party whose assets were the subject of such Event of Loss shall have the option to apply up to the Reinvestment Threshold Amount in respect of any Event of Loss to the costs of repair or replacement of the assets that are the subject of such Event of Loss. Any portion of the Net Proceeds of such Event of Loss in excess of the Reinvestment Threshold Amount or that has not been used by the applicable Loan Party within the Reinvestment Threshold Time after receipt of the Net Proceeds to repair or replace the relevant assets shall be applied as a prepayment to the Loans in accordance with the terms and conditions hereof. Together with each prepayment under this SECTION 2.15(a), the Borrower shall pay Breakage Costs and any amounts required pursuant to SECTION 2.17(c).

(b) No Implied Consent. Provisions contained in this SECTION 2.15 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

(c) The Borrower shall repay the Obligations as required pursuant to SECTION 2.13.

(d) Any payment of a Scheduled Installment or a prepayment of the Loans under SECTION 2.14 or SECTION 2.15 shall be accompanied by payment of all amounts due under SECTION 2.08(c) and any applicable Prepayment Premium. Payments of all Scheduled Installments and all voluntary and mandatory prepayments made pursuant to SECTION 2.14 or SECTION 2.15 shall be applied to the outstanding principal amount of the Loans in accordance with SECTION 2.20, and all such voluntary and mandatory prepayments shall reduce the Scheduled Installments in the inverse order of maturity, but shall not postpone the time of payment of any Scheduled Installments. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as set forth in SECTION 7.03.

SECTION 2.16 Credit Card Arrangements; Cash Management.

(a) Each Loan Party has heretofore delivered to the Agent notifications (each, a “Credit Card Notification”) which were executed on behalf of such Loan Party and addressed to each of such Loan Party’s credit card and debit card clearinghouses and processors; and

(b) Each Loan Party has heretofore entered into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Agent, with each Blocked Account Bank, with respect to each DDA in which funds of any Loan Party are concentrated (collectively, the “Blocked Accounts”) from:

(i) the sale of Inventory and other Collateral;

(ii) all proceeds of collections of Accounts;

(iii) each Blocked Account (including all cash deposited therein from each DDA); and

(iv) the cash proceeds of all credit card and debit card charges.

(c) Each Credit Card Notification and Blocked Account Agreement entered into by a Loan Party requires, during the continuance of a Cash Dominion Event (and delivery of notice thereof from the ABL Agent), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) to the account maintained by the ABL Agent.

If any cash or Cash Equivalents owned by any Loan Party (other than (i) petty cash accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $10,000,000 (or such greater amount to which the Agent may agree), (ii) deposit accounts subject to Liens permitted under SECTION 6.01(e) and SECTION 6.01(f) and (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law (collectively, “Excluded DDAs”)) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA the funds in which are swept or transferred daily to a Blocked Account), then the Borrower shall cause all funds in such accounts or so held or so invested to be transferred with such frequency as may be required by the Agent to a Blocked Account that is subject to a Blocked Account Agreement (or a DDA the funds in which are swept or transferred daily to a Blocked Account).

(d) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Agent of appropriate Blocked Account Agreements (except with respect to Excluded DDAs or unless expressly waived by the Agent) consistent with the provisions of this SECTION 2.16 and otherwise reasonably satisfactory to the Agent. The Loan Parties shall furnish the Agent with prior written notice of their intention to open or close a Blocked Account and the Agent shall promptly notify the Borrower as to whether the Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained. Unless consented to in writing by the Agent, the Borrower shall not enter into any agreements with credit card or debit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Agent. The Borrower may also maintain one or more disbursement accounts to be used by the Borrower for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(e) The Loan Parties shall establish and maintain cash management arrangements and procedures, including Blocked Accounts, reasonably satisfactory to the Agent (it being agreed that the cash management agreements in effect on the Closing Date are satisfactory to the Agent). Promptly upon the request of the Agent, the Borrower shall deliver to the Agent a schedule setting forth all DDAs that are maintained by the Loan Parties as of such date, which schedule shall include, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(f) In the event that, notwithstanding the provisions of this SECTION 2.16, during the continuation of a Cash Dominion Event, the Borrower receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Borrower for the ABL Agent, shall not be commingled with any of the Borrower’s other funds or deposited in any account of the Borrower and shall promptly be deposited into the account of the ABL Agent or dealt with in such other fashion as the Borrower may be instructed by the ABL Agent.

(g) At any time after the occurrence of a Securities Account Control Event, each Loan Party shall, at the option and request of the Agent, promptly and in any event within ninety (90) days of such request, cause each securities account or commodities account maintained by such Loan Party to be subject to a Blocked Account Agreement, reasonably satisfactory to the Agent, with each applicable securities intermediary or commodity intermediary in accordance with the requirements of the Security Agreement.

SECTION 2.17 Fees.

(a) The Borrower shall pay to the Agent, for its account, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

(b) All fees shall be paid on the dates due, in immediately available funds, to the Agent for the account of the Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable when paid under any circumstances.

(c) Prepayment and Early Termination Fee. If (i) the Termination Date shall occur on or before the fourth anniversary of the Closing Date, or (ii) the Borrower shall make on or before the fourth anniversary of the Closing Date, a voluntary prepayment of the Loans pursuant to SECTION 2.14 or a mandatory prepayment of the Loans pursuant to SECTION 2.15, the Borrower shall pay to Agent for distribution to the Lenders in accordance with their Loan Percentages, an amount (the “Prepayment Premium”) equal to the Called Principal multiplied by the Applicable Premium Percentage, as determined by reference to the table below (the “Applicable Premium Percentage”); provided that, notwithstanding the foregoing and so long as no Default or Event of Default has occurred and is continuing, no such Prepayment Premium shall be payable in respect of up to $10,000,000 in aggregate principal amount per Fiscal Year for any voluntary prepayments pursuant to SECTION 2.14 or mandatory prepayments pursuant to SECTION 2.15. The Loan Parties agree that the amounts payable hereunder are a reasonable calculation of Lenders’ lost profits resulting from prepayments or early termination of the Loans.

Date of Termination Date or Voluntary or Mandatory Prepayment	Applicable Premium Percentage
On or before the first anniversary of the Closing Date	Five percent (5.0%)
After the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date	Four percent (4.0%)
After the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date	Three percent (3.0%)
After the third anniversary of the Closing Date and on or before the fourth anniversary of the Closing Date	Two Percent (2.0%)

SECTION 2.18 Maintenance of Loan Account; Statements of Account.

(a) The Agent shall maintain an account on its books in the name of the Borrower (each, the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account, (ii) all fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Agent from the Borrower or from other Persons for the Borrower’s account, including all amounts received in the Term Loan Collateral Account, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.15(d) or SECTION 7.03, as applicable. After the end of each calendar quarter, the Agent shall send to the Borrower a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Agent, the Lenders and the Borrower during such calendar quarter. The quarterly statements, absent manifest error, shall be deemed presumptively correct.

(c) Agent is hereby authorized by the Borrower to, and at its sole election may, charge to the Loan balance on behalf of the Borrower and cause to be paid all fees, expenses, charges, costs and interest and principal, other than principal of the Loans, owing by the Borrower and the Loan Parties under this Agreement or any of the other Loan Documents if and to the extent the Loan Parties fail to pay promptly any such amounts as and when due. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Loans hereunder.

SECTION 2.19 Payments.

(a) The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, or fees, reimbursement of amounts payable under SECTION 2.02, SECTION 2.12, SECTION 2.14(b), SECTION 2.15, SECTION 2.21, SECTION 9.04 or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at the Agent’s Office, except that payments pursuant to SECTION 2.12, SECTION 2.14(b), SECTION 2.21, and SECTION 9.04 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) All funds received by and available to the Agent to pay principal, interest, fees and other amounts then due hereunder, shall be applied in accordance with the provisions of SECTION 2.15(d) or SECTION 7.03, as applicable, ratably among the parties entitled thereto in accordance with the amounts of principal, interest, fees and other amounts then due to such respective parties. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Loans outstanding during the applicable period covered by the interest payment made by the Borrower. Any net principal reductions to the Loans received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Agent has distributed to the applicable Lender its Loan Percentage thereof. All credits against the Obligations shall be conditioned upon final payment to the Agent of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrower shall indemnify the Secured Parties against all claims and losses resulting from such dishonor or return.

(c) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.20 Settlement Amongst Lenders.

(a) The amount of each Lender’s Loan Percentage of the Loans shall be computed monthly (or more frequently in the Agent’s reasonable discretion) and shall be adjusted upward or downward based on all repayments of the Loans received by the Agent as of 2:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b) The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the outstanding amount of the Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, and subject to SECTION 7.03, (i) the Agent shall transfer to each Lender, ratably, its Loan Percentage of repayments, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of the Loans made by each Lender shall be equal to such Lender’s Loan Percentage of the Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

SECTION 2.21 Taxes.

(a) Except as otherwise expressly provided in this SECTION 2.21, any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, except as otherwise required by law; provided, however, that if a Loan Party or an Agent shall be required to deduct, withhold or remit any such Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions, withholdings, or remittances for such Indemnified Taxes or Other Taxes (including deductions or withholdings applicable to additional sums payable under this SECTION 2.21) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, and (ii) the Loan Party or Agent shall make such deductions or withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Loan Parties shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Loan Parties shall not be required to make any indemnification payment pursuant to this SECTION 2.21 for any penalties or interest that are the result of the gross negligence or willful misconduct of the Credit Party making the claim pursuant to this SECTION 2.21. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) (i) Any Foreign Lender that is entitled to an exemption from or reduction in United States withholding Tax shall deliver to the Borrower and the Agent two (2) copies of:

(A) either United States Internal Revenue Service Form W-8BEN (claiming a treaty benefit) or Form W-8ECI, or any subsequent versions thereof or successors thereto, or,

(B) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (1) Form W-8BEN, or any subsequent versions thereof or successors thereto and (2) a certificate representing that such Foreign Lender (a) is not a bank for purposes of Section 881(c) of the Code, (b) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (c) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code) (a “Portfolio Interest Certificate”), or

(C) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), a Form W-8IMY and any applicable underlying United States Internal Revenue Service Form W-8 or W-9; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Portfolio Interest Certificate on behalf of such partners, or

(D) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower to determine the amount of Tax (if any) required by law to be withheld, in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this SECTION 2.21(e), a Lender shall not be required to deliver any form pursuant to this SECTION 2.21(e) that such Lender is not legally able to deliver.

(ii) Each Lender that is a “United States person” as defined under Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Agent such form or forms, certificates or documentation, including two original copies of United States Internal Revenue Service Form W-9, as reasonably requested by the Borrower to confirm or establish that such U.S. Lender is not subject to deduction, withholding, or backup withholding of United States federal income Tax with respect to any payments to such U.S. Lender. Such forms shall be delivered by each U.S. Lender to the Borrower on or before the date such U.S. Lender becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee).

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Without limiting the provisions of subsection (a) or (c) above, each Lender shall, and does hereby, indemnify the Borrower and the Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against the Borrower or the Agent by any Governmental Authority if such Taxes are Excluded Taxes of such Lender or are attributable to such Lender as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Agent pursuant to subsection (e). Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (f). The agreements in this clause (f) shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other Obligations.

(g) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not prejudice the legal or commercial position of such Lender.

(h) If any Loan Party shall be required pursuant to this SECTION 2.21 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Indemnified Taxes or Other Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.21(h); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any Tax, costs or other expense to such Credit Party (other than a Tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(i) If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding Tax, the Borrower or the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction.

(j) If any Credit Party, in its sole discretion, determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents (which refund, deduction or credit is provided by the jurisdiction imposing such Taxes), a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.21 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this SECTION 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the amount of such refund, deduction or credit, net of all out of pocket expenses incurred in securing such refund, deduction and without interest; provided that the Borrower, upon the request of the applicable Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority. This SECTION 2.21(j) shall not be construed to require any Credit Party to make available its Tax returns (or any other confidential information relating to its Taxes) to any Loan Party.

SECTION 2.22 Mitigation Obligations; Replacement of Lenders.

If any Lender requests compensation under SECTION 2.12 or cannot make Loans under SECTION 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate such restriction under SECTION 2.10 or eliminate or reduce amounts payable pursuant to SECTION 2.12 or SECTION 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under SECTION 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, SECTION 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any Breakage Costs) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.12 or payments required to be made pursuant to SECTION 2.21, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Loans, the Loan Parties, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party:

SECTION 3.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party (including, with respect to the Borrower, to borrow money), (c) is duly qualified and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (b)(i), (c), (d) or (e), to the extent that the failure to have such power, authority, licenses, authorizations, consents and approvals or otherwise to do so, as applicable, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action, (b) will not result in the imposition or the creation of (or requirement to create) any Lien on any asset of any Loan Party, except Liens created under the Loan Documents and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (x) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (iii) violate any Applicable Law, except with respect to any conflict, breach or contravention, payment or violation in clauses (c)(ii) or (c)(iii), to the extent that such conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents or (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof), except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect or the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) the Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, neither the Borrower nor any Subsidiary has any Material Indebtedness direct or contingent other than (i) the Indebtedness reflected or disclosed on the Unaudited Financial Statements or Borrower’s Form 10-K for the period ended December 31, 2011, and (ii) Indebtedness arising under this Agreement and the other Loan Documents.

SECTION 3.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) involve any of the Loan Documents, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.08 Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) Liens permitted by SECTION 6.01 and (iii) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09 Environmental Compliance.

(a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in writing to the Agent and the Lenders on or prior to the Closing Date or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed on the NPL or on the CERCLIS or any analogous foreign, state, provincial or local list; (ii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material, the renewal or remediation of which is required by any Environmental Law, on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iii) to the knowledge of the Loan Parties, Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location, in each case, which require remedial action under, or could give rise to liability pursuant to Environmental Law.

(c) To the knowledge of the Loan Parties, the properties owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which constitute a violation of Environmental Laws, which violations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in writing to the Agent and the Lenders on or prior to the Closing Date, neither any Loan Party nor any of their Subsidiaries is undertaking either individually or together with other potentially responsible parties, any investigation or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site or location either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) To the knowledge of the Loan Parties, all actions concerning the disposal of any Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been conducted in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under any Environmental Law or relating to the investigation or remediation of any Hazardous Materials.

SECTION 3.10 Taxes.

The Borrower and its Subsidiaries have timely filed all federal, state, and other tax returns and reports required to be filed, and have timely paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except such filings and payments the failure of which to make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no proposed tax assessment against the Loan Parties or any of their Subsidiaries that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any Tax Sharing Agreement, other than an agreement with another Loan Party or a Subsidiary of a Loan Party.

SECTION 3.11 ERISA; Plan Compliance.

(a) Except as specifically disclosed in writing to the Agent and the Lenders on or prior to the Closing Date or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code, and other federal, state or provincial Applicable Laws (and the regulations and published interpretations thereunder).

(b) (i) No ERISA Event has occurred; (ii) no Plan has failed to satisfy the minimum funding standards of Sections 412 or 430 of Code or Section 302 of ERISA applicable to such Plan, whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this SECTION 3.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The Loan Parties are in compliance with the requirements of ERISA, the Code, and other federal, state or provincial Applicable Laws (and the regulations and published interpretations thereunder) with respect to each Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No Loan Party has any material withdrawal liability in connection with a Plan. No lien has arisen, choate or inchoate, in respect of a Loan Party or its Subsidiaries or their property in connection with any Plan (except for contribution amounts not yet due) which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12 Subsidiaries; Equity Interests; Investments.

As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in writing to the Agent and the Lenders on or prior to the Closing Date and all of the outstanding Capital Stock in their respective Subsidiaries has been validly issued, is fully paid and nonassessable and all Capital Stock owned by the Borrower or any other Loan Party is owned free and clear of all Liens except (i) those created under the Security Documents, if any, and (ii) any nonconsensual Lien that is permitted under SECTION 6.01. As of the Closing Date, the Borrower has disclosed in writing to the Agent and the Lenders (a) the name and jurisdiction of each Subsidiary, (b) the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) each Subsidiary that shall be a Facility Guarantor on the Closing Date.

SECTION 3.13 Margin Regulations; Investment Company Act.

(a) No Loan Party or Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Loan will be used for the purpose of purchasing or carrying Margin Stock, or any other purpose that violates Regulation U.

(b) Neither the Borrower nor any Subsidiary is or is required to be registered as an “investment company”, or is subject to regulation, under the Investment Company Act of 1940.

SECTION 3.14 Disclosure.

No report, financial statement, confidential information memorandum, certificate or other written information heretofore or contemporaneously furnished by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) as and when furnished and taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or will be made, not materially misleading; provided that with respect to the Financial Performance Projections, the Borrower represents only that such information has been prepared in good faith based upon reasonable assumptions (it being understood that no assurance is given that such projections will be realized and that actual results may vary substantially from such projections).

SECTION 3.15 Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, technology, software, know-how, and other Intellectual Property (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess such IP Rights or the existence of such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of their Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 Solvency.

On the Closing Date, immediately after giving effect to the consummation of the Transactions to occur on the Closing Date, including the making of the Loans under this Agreement on the Closing Date, and after giving effect to the application of any proceeds thereof, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this SECTION 3.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.17 Security Documents.

(a) The Security Documents create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under the Uniform Commercial Code (and subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case, as applicable, with respect to the relevant Collateral as required under the Uniform Commercial Code, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrower and each Facility Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than (x) Permitted Encumbrances having priority under Applicable Law and (y) Permitted Junior Liens), except as permitted hereunder or under any other Loan Document, in each case to the extent that a security interest may be perfected by the filing of a financing statement under the UCC or by obtaining “control.”

(b) When each Trademark Security Agreement and Patent Security Agreement is filed in the United States Patent and Trademark Office, and each Copyright Security Agreement is filed in the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed, the Agent, for the ratable benefit of the Credit Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such applicable Intellectual Property of the Loan Parties in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law).

(c) The Mortgages create in favor of the Agent, for the benefit of the Secured Parties referred to herein and subject to Permitted Encumbrances, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person (subject to Permitted Encumbrances having priority by operation of law).

ARTICLE IV

Conditions

SECTION 4.01 Conditions to Effectiveness of Term Loan Agreement.

The effectiveness of this Agreement and the obligation of the Lenders to make each Loan on the Closing Date is subject to the satisfaction by the Loan Parties or the waiver of each of the following conditions precedent:

(a) The Agent (or its counsel) shall have received from each Loan Party and each Lender either (i) a counterpart of this Agreement and each other Loan Document (including an Intercreditor Agreement reasonably acceptable to the Agent and the Required Lenders), signed on behalf of each such party thereto or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission or electronic .pdf copy of a signed signature page of this Agreement or any other relevant Loan Document) that each such party has signed a counterpart of this Agreement, and all other Loan Documents to which it is a party.

(b) The Agent shall have received a written opinion (addressed to the Agent and the Lenders and dated the Closing Date) of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties and each local counsel reasonably requested by the Agent, covering such matters relating to the Borrower, the Loan Documents or the transactions contemplated thereby as the Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Agent shall have received (i) a copy of the certificate or articles of incorporation or organization (or similar organizational document), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the State of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State and/or similar Governmental Authority; (ii) a certificate of the

Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating, limited liability company or limited partnership, as applicable, agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, the Transactions and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization (or similar organizational document) of such Loan Party has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(d) The Agent shall have received (i) the Financial Performance Projections, (ii) reasonably satisfactory appraisals of the Intellectual Property of the Loan Parties and (iii) reasonably satisfactory appraisals of the Fixtures and Equipment of the Loan Parties.

(e) (i) All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the Closing Date, provided that any representation and warranty which is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates, (ii) both before and after giving effect to the Transactions on the Closing Date, no Default or Event of Default shall have occurred and be continuing, and (iii) the Total Term Outstandings (as such term is defined in the ABL Credit Agreement) shall be less than or equal to $75,000,000, and the Agent shall have received a certificate of a Responsible Officer of the Borrower certifying to each of (i), (ii), and (iii).

(f) The Agent and the Lenders shall have received all amounts due under the Fee Letter and all other applicable fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all reasonable and documented out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(g) The Agent shall have received a solvency certificate, substantially in the form set forth in Exhibit E, from the chief financial officer or other officer with equivalent duties of the Borrower, as to the solvency (on a consolidated basis) of the Loan Parties as of the Closing Date after giving effect to the Transactions.

(h) (i) The Agent shall have received the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to the Loan Parties in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Perfection Certificate, and (ii) all

Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents shall have been so filed, registered or recorded to the satisfaction of the Agent.

(i) The Agent shall have received a Borrowing Base Certificate reflecting the Revolving Credit Borrowing Base and the Term Borrowing Base, dated the Closing Date, relating to the Fiscal Month most recently ended at least twenty (20) days prior to the Closing Date, and executed by a Financial Officer of the Borrower.

(j) The Agent and Each Lender shall have received all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including with limitation the USA PATRIOT Act.

(k) The Agent shall have received a flow of funds with respect to the Transactions taking place on the Closing Date and the payment of related fees and expenses, as well as an executed disbursement letter, in form and substance reasonably acceptable to the Agent.

(l) An amendment to the ABL Credit Agreement, in form and substance reasonably acceptable to the Agent and the Required Lenders, shall be effective.

ARTICLE V

Affirmative Covenants

Until the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01 Financial Statements.

The Borrower will deliver to the Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, (i) a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or explanatory paragraph or any qualification or exception as to the scope of such audit and shall be to the effect that such financial statements fairly represent the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) a management’s discussion and analysis, in a form reasonably satisfactory to the Agent, of the financial condition and results of operations of the Borrower for such Fiscal Year, as compared to amounts for the previous Fiscal Year;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower, (i) a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related (A) Consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (B) Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis, in a form reasonably satisfactory to the Agent, of the financial condition and results of operations of the Borrower for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous fiscal year;

(c) as soon as available, but in any event within thirty (30) days after the end of the first two (2) Fiscal Months of each Fiscal Quarter of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each such Fiscal Month, and the related (A) Consolidated statements of income or operations for such Fiscal Month and for the portion of the Fiscal Year then ended and (B) Consolidated statements of cash flows for the portion of the Fiscal Year then ended (it being understood that such monthly balance sheets, statements of income or operations and statements of cash flows shall be internal non-GAAP financial statements prepared by the Borrower in the ordinary course), setting forth in each case in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as the internal non-GAAP financial statements prepared by the Borrower in the normal course of business and used internally for purposes of evaluating the performance of the business;

(d) as soon as available, and in any event no later than sixty (60) days after the end of each Fiscal Year of the Borrower, (i) a detailed consolidated budget by quarter for the following Fiscal Year (including a projected Consolidated balance sheet of the Borrower and its Subsidiaries, the related Consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), (ii) the projected Revolving Credit Borrowing Base and Term Borrowing Base and (iii) Availability forecasts, in each case, as of the end of each month of the following Fiscal Year, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”). The Projections shall in each case be in form and substance satisfactory to the Agent and accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed to be reasonable and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being understood that no assurance is given that such Projections will be realized and that such Projections may vary from actual results and such variances may be substantial;

(e) As soon as available, and in any event no later than the twentieth (20th) day of each Fiscal Month, a Borrowing Base Certificate, showing the Revolving Credit Borrowing Base and the Term Borrowing Base, as of the close of business on the last day of the immediately preceding Fiscal Month, provided, however, that if (i) any Event of Default has occurred and is continuing or (ii) Availability is at any time less than the greater of (x) fifteen percent (15%) of the Maximum Aggregate Borrowing Amount at such time and (y) $50,000,000, then such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday until the date on which, in the case of clause (i) above, such Event of Default is waived or cured or, in the case of clause (ii) above, Availability has been greater than the greater of (A) fifteen percent (15%) of the Maximum Aggregate Borrowing Amount and (B) $50,000,000, in each case for forty-five (45) consecutive calendar days after the occurrence of such event; and

(f) promptly upon receipt thereof, copies of all management letters from the Loan Parties’ independent certified public accountants submitted by such accountants to management in connection with their annual audit commenting on any material weakness in the Loan Parties’ internal controls.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this SECTION 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Consolidated financial statements of Borrower, or (B) the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC (provided, that such documents shall be deemed furnished if made available on the internet via EDGAR, or any successor system of the SEC, or via the Borrower’s website on the Internet at the website address listed on Schedule 9.02), and to the extent such information is in lieu of information required to be provided under SECTION 5.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or explanatory paragraph or exception as to the scope of such audit and shall be to the effect that such financial statements fairly represent the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

SECTION 5.02 Certificates; Other Information.

The Borrower will deliver to the Agent for prompt further distribution to each Lender:

(a) contemporaneously with the delivery of the financial statements referred to in SECTION 5.01(a), SECTION 5.01(b) and SECTION 5.01(c) (or the date on which such delivery is required), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower in the form of Exhibit D hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) solely with deliveries of the financial statements referred to in SECTION 5.01(a) and SECTION 5.01(b), setting forth reasonably detailed calculations with respect to the Consolidated

Fixed Charge Coverage Ratio for the four Fiscal Quarters then most recently ended and (iii) so long as no Default or Event of Default has occurred and is continuing solely with deliveries of the financial statements referred to in SECTION 5.01(a) and SECTION 5.01(b) (and if a Default or Event of Default then exists, with delivery of the financial statements referred to in SECTION 5.01(c)), setting forth a total Store, Kiosk, Dealer Store and Franchise Store count as of the first day of the current fiscal period and the number of Store, Kiosk, Dealer Store and Franchise Store openings and Store, Kiosk, Dealer Store and Franchise Store closings during the immediately preceding fiscal period (which delivery may, unless the Agent, or a Lender requests executed originals, be by electronic communication including fax or email in .pdf format and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Agent pursuant hereto; provided that such documents shall be deemed furnished if made available on the internet via EDGAR, or any successor system of the SEC, or via the Borrower’s website on the Internet at the website address listed on Schedule 9.02;

(c) to the extent not disclosed in a Borrower’s Form 8-K, promptly after the furnishing thereof, copies of (i) any notices of default, reservation of rights or enforcement action received by any Loan Party or any Subsidiary from any holder of Indebtedness or debt securities of such Person and (ii) material statements or reports furnished to any holder of any Permitted Junior Lien and, in each case, not otherwise required to be furnished to the Lenders pursuant to any other clause of this SECTION 5.02;

(d) together with the delivery of each Compliance Certificate pursuant to SECTION 5.02(a), a report setting forth the information required by SECTION 2.03(a) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report);

(e) together with the delivery of each Borrowing Base Certificate pursuant to SECTION 5.01(e), the financial and collateral reports described on Schedule 5.02(e) hereto;

(f) promptly when available, (i) a copy of the acquisition agreement and other acquisition documents relating to any Permitted Acquisition the purchase price for which is in excess of $100,000,000 and (ii) updated schedules to this Agreement and the Security Agreement after giving effect to such Permitted Acquisition;

(g) at least five (5) Business Days (or such shorter time as agreed to by the Agent) prior to the making of any Specified Payment, detailed calculations demonstrating satisfaction with each of the Payment Conditions and all components thereof, with such supporting documentation as the Agent may reasonably request;

(h) as soon as available, but in any event within forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Borrower, a report describing in reasonable detail (i) any Intellectual Property which during such Fiscal Quarter was acquired, registered or for which applications for registration were filed by any Loan Party or any Subsidiary thereof and any statement of use or amendment to allege use with respect to intent-to-use trademark applications, (ii) any filings with respect to any Intellectual Property registrations or applications for registration (including, without limitation, any filings to maintain and protect such Intellectual Property in full force and effect or required in order to cause such registrations or applications thereof not to lapse or become abandoned) required to be made by any Loan Party or any Subsidiary thereof in the immediately succeeding two (2) Fiscal Quarters, together with a discussion and analysis of the anticipated result with respect to any filings relating to any Intellectual Property and (iii) any new or expired and/or terminated exclusive or non-exclusive outbound Licenses (as defined in the Security Agreement), including any Licenses contained in a dealer or franchise agreement; and

(i) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender through the Agent may from time to time reasonably request.

SECTION 5.03 Notices.

Promptly after obtaining knowledge thereof, the Borrower shall notify the Agent in writing:

(a) of the occurrence of any Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Any material change in any Loan Party’s financial reporting practices;

(d) The filing of any Lien for unpaid Taxes against any Loan Party in excess of $10,000,000;

(e) The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(f) Any casualty or other insured damage to any portion of the Term Priority Collateral in excess of $1,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Term Priority Collateral in excess of $1,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, and

(g) The receipt of any notice of default by a Loan Party under, or notice of termination of, any Lease for any of the Loan Parties’ distribution centers or warehouses; and

(h) any claim of infringement or of notice, which if adversely determined, could materially and adversely affect the Loan Parties’ rights in any Intellectual Property or the value of any Intellectual Property.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to this SECTION 5.03, and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 5.04 Payment of Taxes, Etc.

The Loan Parties shall pay, discharge or otherwise satisfy as the same shall become due and payable, (a) all its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, (x) to the extent the failure to pay, discharge or otherwise satisfy the same could not reasonably be expected to have a Material Adverse Effect and (y) where the validity or amount thereof is being contested in good faith by appropriate actions and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation.

SECTION 5.05 Preservation of Existence, Etc.

The Loan Parties shall (a) preserve, renew and maintain in full force and effect their legal existence under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by SECTION 6.04 or SECTION 6.05, and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by SECTION 6.04 or SECTION 6.05. The Loan Parties shall preserve or renew all of their Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties and, with respect to Core Intellectual Property, the Agent has agreed in writing that such Intellectual Property need not be maintained.

SECTION 5.06 Maintenance of Properties.

Unless the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 5.07 Maintenance of Insurance.

(a) The Loan Parties shall maintain with financially sound and reputable insurance companies, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons. The Loan Parties shall furnish to the Agent, upon written request, full information as to the insurance carried.

(b) Casualty, loss, fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Agent as an additional insured. Each endorsement to such casualty or liability policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent. The Borrower shall deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

SECTION 5.08 Compliance with Laws.

Each Loan Party shall comply in all material respects with the requirements of all Applicable Laws applicable to it or to its business or property, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09 Books and Records.

Each Loan Party shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Subsidiaries, as the case may be.

SECTION 5.10 Inspection Rights.

(a) Each Loan Party will permit any representatives designated by the Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and to examine and make extracts from its books and records, all at such reasonable times during normal business hours and as may be reasonably requested upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Agent shall not exercise such rights more often than two (2) times during any calendar year, and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Nothing contained in this SECTION 5.10(a) shall be deemed to limit or modify the rights of the Agent under SECTION 5.10(b) hereof.

(b) Each Loan Party will, subject to the limits on the number of appraisals set forth the below, from time to time upon the request of the Agent, permit the Agent or professionals (including consultants, accountants, lawyers, examiners and appraisers) retained by the Agent, on reasonable prior notice and during normal business hours, to conduct appraisals, including, without limitation, of financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following, the Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Agent or such professionals with respect to such evaluations and appraisals. If the sum of (i) Unrestricted Cash plus (ii) Availability is less than $500,000,000.00 as of the end of any Fiscal Quarter, the Agent may, and at the request of the Required Lenders, shall conduct up to one (1) appraisal of the Loan Parties’ Intellectual Property and one (1) appraisal of the Loan Parties’ Fixtures and Equipment at each Store, Kiosk, distribution center or other location at any time during the twelve-month period following the end of such Fiscal Quarter, at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default or as required by Applicable Law, the Agent may, and at the request of the Required Lenders, shall cause such additional Intellectual Property and Fixtures and Equipment appraisals to be taken as the Agent, in its reasonable discretion, or the Required Lenders, in their reasonable discretion, as applicable, determine are necessary or appropriate (each, at the expense of the Loan Parties).

(c) The Loan Parties shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Agent or its representatives to discuss the annual audited statements, the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Agent; provided that a representative of the Borrower shall be given the opportunity to be present all such discussions.

SECTION 5.11 Covenant to Become a Loan Party and Give Security.

At the Borrower’s expense, the Loan Parties shall take all action necessary or reasonably requested by the Agent to ensure that all Persons who are obligated to become a Loan Party, including, without limitation, any Persons acquired in a Permitted Acquisition, and to grant Liens in favor of the Agent in the Collateral shall have done so, including:

(a) upon the formation or acquisition of any new direct or indirect wholly owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party:

(i) within thirty (30) days after such formation, acquisition or designation or such longer period as the Agent may agree in its discretion:

(A) cause each such Subsidiary to become a Loan Party and execute and deliver to the Agent a Joinder Agreement;

(B) cause each such Subsidiary that is required to become a Loan Party to duly execute and deliver to the Agent a Security Agreement, a Facility Guarantee and any other Security Document, as reasonably requested by and in form and substance reasonably satisfactory to the Agent (consistent with the Security Documents in effect on the Closing Date), in each case granting Liens to the Agent to secure the Obligations;

(C) take and cause each such Subsidiary to take whatever action (including the filing of UCC financing statements and the filing of IP Security Agreements with the United States Patent Office and/or the United States Copyright Office, as applicable) as may be necessary in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid Liens to the extent required under the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity,

(D) if any Capital Stock of such Subsidiary is owned by or on behalf of any Loan Party, to pledge such Capital Stock as Collateral (except that, if such Subsidiary is an Affected Foreign Subsidiary that is not joined as a Loan Party hereunder, the Capital Stock of such Subsidiary to be pledged shall be limited to 65% of the outstanding voting Capital Stock of such Subsidiary and 100% of the non-voting Capital Stock of such Subsidiary and such time period may be extended based on local law or practice), as provided in the Security Documents;

(ii) at the option of the Agent, within thirty (30) days after the request therefor by the Agent, deliver to the Agent a signed copy of an opinion, addressed to the Agent and the other Credit Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to such matters set forth in this SECTION 5.11(a) as the Agent may reasonably request.

(b) After the Closing Date, concurrently with the acquisition of any material personal property by any Loan Party or of any personal property in connection with a Permitted Acquisition, and if such personal property shall not already be subject to a perfected Lien in favor of the Agent, the Borrower shall give notice thereof to the Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Loan Documents and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect or record such Lien (including the filing of UCC financing statements and the filing of IP Security Agreements with the United States Patent Office and/or the United States Copyright Office, as applicable).

SECTION 5.12 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties shall comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and permits; obtain and renew all permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws. Upon the reasonable request of the Agent made in response to the occurrence of any event or any change in circumstances with respect to any ABL Priority Pledged Real Estate or Term Priority Pledged Real Estate, the Loan Parties shall provide environmental assessment reports as Agent deems appropriate in its Permitted Discretion with respect to such Real Estate of the Loan Parties.

SECTION 5.13 Further Assurances and Post-Closing Conditions.

Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Without limiting the foregoing, the Loan Parties shall use commercially reasonable efforts to obtain a Collateral Access Agreement from any Person from whom a Loan Party enters into a Lease after the Closing Date for a warehouse or distribution center prior to entering into such Lease.

SECTION 5.14 Physical Inventories.

The Loan Parties, at their own expense, shall cause not less than one (1) physical count of Inventory to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) in conjunction with the preparation of its annual audited financial statements, conducted following such methodology as is consistent with the methodology used in the immediately preceding Inventory (or cycle count) or as otherwise consistent with standard and customary business practices, and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable. Following the completion of such Inventory count, at the reasonable request of the Agent, the Borrower shall deliver a summary, in form and substance reasonably acceptable to the Agent, of the results of such physical inventory to the Agent.

SECTION 5.15 Use of Proceeds of Loans.

The proceeds of all Loans will be used only (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries, (b) to pay fees and expenses incurred in connection with the Transactions, and (c) for general corporate purposes not in contravention of any Applicable Law or of any Loan Document. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulations U and X.

SECTION 5.16 Post-Closing Covenant.

The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 5.16 as soon as commercially reasonable and by no later than the date set forth in Schedule 5.16 with respect to such action (or such later date as the Agent may reasonably agree).

ARTICLE VI

Negative Covenants

Until the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01 Liens.

No Loan Party will, nor will any Loan Party permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each a “Permitted Encumbrance”):

(a) Liens securing any Obligations;

(b) Liens existing on the Closing Date and listed on Schedule 6.01 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under SECTION 6.03, and (B) proceeds and products thereof, (ii) the direct or any contingent obligor with respect thereto is not changed, and (iii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by SECTION 6.03;

(c) Liens for taxes, assessments or governmental charges in the aggregate not to exceed $25,000,000, solely to the extent that if the aggregate taxes, assessments or governmental charges secured by such Lien exceeds $2,500,000, either (i) the ABL Agent implements a reserve in the amount of such taxes, assessments or governmental charges against the Revolving Credit Borrowing Base within five (5) Business Days of incurrence of such Lien, and maintains such reserve at all times thereafter until any such Lien is terminated or (ii) the Borrower deposits the amount of such taxes, assessments or governmental charges in the Tax Lien Cash Collateral Account within five (5) Business Days of incurrence of such Lien, with such amount to be returned from the Tax Lien Cash Collateral Account to the Borrower only after such Lien is terminated;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens imposed by Applicable Law arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (or to secure letters of credit issued for such purpose), other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including payment of utilities and similar expenses and those to secure health, safety and environmental obligations) incurred in the ordinary course of business (or to secure letters of credit issued for such purpose);

(g) easements, rights-of-way, restrictions, encroachments, servitudes, rights of way, licenses, protrusions, site plan agreements, development agreements, contract zoning agreements and other similar encumbrances, rights, agreements and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary (other than an Immaterial Subsidiary);

(h) Liens securing judgments for the payment of money not to exceed the Judgment Lien Threshold;

(i) Liens securing Indebtedness permitted under SECTION 6.03(e); provided that (i) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and, in the case of any acquisition, the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof, (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases, and (iv) Liens securing any Permitted Refinancing of Indebtedness under SECTION 6.03(e), provided that such Liens do not extend to any property that was not subject to the Lien securing the Indebtedness being refinanced;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Loan Party or any Subsidiary thereof, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business which payments are not overdue for a period of more than thirty (30) days and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(l) Liens (i) arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens existing on the property (other than on Inventory, Accounts, or Term Priority Collateral) of any Person at the time such Person becomes a Subsidiary after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and accessions or additions thereto);

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(o) Liens securing Indebtedness permitted pursuant to SECTION 6.03(j); provided that such Liens shall at all times constitute Permitted Junior Liens;

(p) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(q) Without duplication of, or aggregation with, any other Lien permitted under any other clause of this SECTION 6.01, other Liens (not covering any Term Priority Collateral) securing any Permitted Indebtedness other than that permitted under SECTION 6.03(k);

(r) Liens consisting of precautionary UCC filings filed in connection with any sale of Accounts permitted under SECTION 6.05(k); and

(s) Liens securing Indebtedness permitted under SECTION 6.03(q), so long as they are subject to the Intercreditor Agreement.

SECTION 6.02 Investments.

No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, make or hold any Investments, except the following (each a “Permitted Investment”):

(a) Investments held by the Loan Parties and their Subsidiaries in the form of Cash Equivalents;

(b) loans or advances to officers, directors and employees of the Loan Parties and their Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments (i) by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof and disclosed in writing to the Agent and the Lenders, (ii) additional Investments by the Borrower or any Subsidiary in any Loan Party, (iii) additional Investments by any Subsidiary that is not a Loan Party in any other such Subsidiary that is also not a Loan Party, and (iv) additional Investments by the Borrower and its Subsidiaries in any Affiliate of a Loan Party in an aggregate amount not to exceed $25,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments by the Borrower and its Subsidiaries consisting of Permitted Acquisitions;

(f) Investments existing on the Closing Date (other than those referred to in SECTION 6.02(c)(i)) and set forth on Schedule 6.02;

(g) promissory notes and other noncash consideration received in connection with Permitted Dispositions;

(h) Guarantees by the Borrower or any Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(i) Investments consisting of acquisition of inventory, equipment and other fixed assets in the ordinary course of business;

(j) the capitalization or forgiveness of any Indebtedness owed to a Loan Party by another Loan Party;

(k) Investments in respect of Swap Contracts designed to hedge against (a) interest rates, foreign exchange rates or commodities pricing risks or (b) a Loan Party’s obligations to deliver Capital Stock of the Borrower and/or pay cash under convertible or exchangeable debt securities, in each case, incurred in the ordinary course of business and not for speculative purposes;

(l) Investments consisting of Guarantees constituting Permitted Indebtedness;

(m) other Investments not expressly set forth above in an aggregate principal amount not to exceed $50,000,000 at any time, determined without regard to any write-downs or write-offs thereof; and

(n) Other Investments, provided that the Payment Conditions are satisfied at the time of such Investment.

SECTION 6.03 Indebtedness.

The Loan Parties will not, nor will any Loan Party permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except the following (each “Permitted Indebtedness”):

(a) Indebtedness consisting of Obligations of the Loan Parties and their Subsidiaries under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.03;

(c) Guarantees by the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Subsidiary of any Indebtedness shall be permitted unless such Subsidiary shall be a Facility Guarantor and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Facility Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any Subsidiary of the Borrower owing to the Borrower or any other Subsidiary of the Borrower to the extent constituting an Investment permitted by SECTION 6.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not, or ceases to be, a Loan Party shall be subject to the subordination terms set forth in Article VII of the Security Agreement;

(e) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrower and its Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that (i) such Indebtedness is incurred concurrently with or within one hundred and eighty (180) days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) the Payment Conditions are satisfied at the time of the incurrence of such Indebtedness;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Borrower or any of its Subsidiaries assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition;

(h) Indebtedness consisting of obligations in respect of commercial or trade letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice in an aggregate principal amount not to exceed $200,000,000 at any time outstanding;

(i) Indebtedness under the 2.50% Notes and the 6.75% Notes;

(j) Indebtedness in an aggregate principal amount not to exceed at any time outstanding $400,000,000; provided that (A) any Subsidiary of a Loan Party that is a direct or contingent obligor in respect of such Indebtedness shall be a Loan Party hereunder and (B) the maturity date of such Indebtedness shall be at least 91 days after the Maturity Date and the Weighted Average Life to Maturity of such Indebtedness shall be no less than that of the Loans;

(k) other Indebtedness consisting of Subordinated Indebtedness and other unsecured non-amortizing Indebtedness having, in each case, a maturity date occurring not less than ninety-one (91) days after the Maturity Date, provided that the Payment Conditions are satisfied at the time of the incurrence of such Indebtedness;

(l) Extensions, renewals and replacements of any such Indebtedness described in clauses (b), (e), (g), (i), (j) and (k) above provided that such Indebtedness constitutes a Permitted Refinancing;

(m) Indebtedness in respect of standby letters of credit issued for any purpose contemplated under SECTION 6.01(e) or SECTION 6.01(f);

(n) Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including in connection with the construction or improvement of retail stores);

(o) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(p) Indebtedness of Excluded Subsidiaries in an aggregate amount not to exceed $50,000,000 at any one time outstanding; and

(q) Indebtedness of the Loan Parties under the ABL Credit Agreement not to exceed $725,000,000.00, less any permanent reductions of the Revolving Commitments (as defined in the ABL Credit Agreement) and principal payments on the Total Term Outstandings (as defined in the ABL Credit Agreement), subject to the terms of the Intercreditor Agreement;

provided, that any Permitted Indebtedness which is subordinated in lien priority or right of payment to the Indebtedness under the ABL Credit Agreement shall also be subordinated to the Obligations, in substantially similar terms.

SECTION 6.04 Fundamental Changes.

No Loan Party shall, nor shall it permit any Subsidiary to, merge, amalgamate, dissolve, liquidate, wind up, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge or amalgamate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is a Loan Party is merging or amalgamating with another Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, and (ii) any Loan Party may merge, amalgamate or consolidate with any other Loan Party, provided that if the Borrower is a party thereto, the Borrower shall be the continuing or surviving Person;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be another Loan Party, or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in accordance with SECTION 6.02;

(d) any Subsidiary may merge or amalgamate with any other Person in order to effect a Permitted Investment; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of SECTION 5.11;

(e) any Subsidiary that is not a Loan Party may consummate a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Permitted Disposition;

(f) (i) any Loan Party (other than the Borrower) may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party; and (ii) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any disposition that is in the nature of a liquidation) to the Borrower or another Subsidiary; and

(g) The Borrower or any Subsidiary may dispose of up to 100% of the Capital Stock of any other Subsidiary (substantially all of the assets of which consists of Kiosks), the purpose of which is to effect a Permitted Disposition pursuant to SECTION 6.05(j); provided that, in the case of any disposition of any Subsidiary that is a Loan Party (i) the Net Proceeds received in respect of Term Priority Collateral in connection with such Disposition shall be applied to prepay the Obligations in accordance with SECTION 2.15(a) and (ii) upon the consummation of such disposition, such Person shall cease to be a Loan Party hereunder.

SECTION 6.05 Dispositions.

The Loan Parties shall not, nor shall any Loan Party permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except the following (each, a “Permitted Disposition”):

(a) Dispositions of obsolete or worn out property (other than Core Intellectual Property, Real Estate, Fixtures or Equipment), whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or to a Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must either be the Borrower or another Loan Party, in which event the Agent shall retain its perfected Lien on the property so disposed of, subject to the same priority as existed prior to such disposition;

(e) Dispositions permitted by SECTION 6.04;

(f) Dispositions of Cash Equivalents;

(g) non-exclusive licenses of IP Rights in the ordinary course of business and consistent with past practice;

(h) as long as no Event of Default hereof then exists or would arise therefrom, and no Overadvance (as defined in the ABL Credit Agreement) would result therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory and other assets not in the ordinary course of business in connection with Store closings, at arm’s length, provided that (i) such Store closures and related Inventory and other asset dispositions shall not exceed, in any Fiscal Year of the Borrower and its Subsidiaries, fifteen percent (15%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than sixty (60) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.02(a), and (ii) as of any date after the Closing Date, the aggregate number of such Store closures since the Closing Date shall not exceed twenty-five percent (25%) of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than sixty (60) Business Days after the related Store closure date or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.02(a), provided that (x) all sales of Inventory, Fixtures, Equipment and other assets in connection with Store closings in a transaction or series of related transactions shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent and (y) the Net Proceeds received in connection with such asset sales shall be applied to prepay the Obligations in accordance with SECTION 2.15(c) of the ABL Credit Agreement (to the extent constituting ABL Priority Collateral), or SECTION 2.15(a) hereunder, as applicable;

(i) Dispositions of property (other than Inventory, Accounts, ABL Priority Pledged Real Estate, and Term Priority Collateral) not otherwise permitted under this SECTION 6.05, provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property disposed of pursuant to this clause (i) shall not exceed $250,000,000 in any Fiscal Year or $500,000,000 in the aggregate after the Closing Date and (iii) the proceeds of such Disposition shall be used to prepay the Loans to the extent required pursuant to SECTION 2.15;

(j) as long as no Event of Default hereof then exists, bulk sales or other dispositions of the Loan Parties’ Inventory and other assets not in the ordinary course of business in connection with the closing or other disposition of Kiosks; provided that (i) such sale shall be on arm’s length terms for fair market value and (ii) such sale shall comply with all requirements under the ABL Credit Agreement; and

(k) the non-recourse sale of Accounts; provided that (i) such sale shall be on arm’s length terms for fair market value and (ii) such sale shall comply with all requirements under the ABL Credit Agreement;

(l) Dispositions of Term Priority Pledged Real Estate to the extent Net Proceeds thereof are applied as required by SECTION 2.15;

(m) as long as no Event of Default hereof then exists, the Target Sale; and

(n) as long as (i) no Default or Event of Default has occurred and is continuing, (ii) it is permitted under the ABL Credit Agreement, (iii) the Term Loans (under and as defined in the ABL Credit Agreement) are prepaid by the amount of the Term Borrowing Base allocable to the ABL Priority Pledged Real Estate; and (iv) the applicable Loan Party complies with the requirements of Section 5.13, the sale-leaseback of any ABL Priority Pledged Real Estate;

provided that any disposition of any property pursuant to this SECTION 6.05 (except for Dispositions pursuant to SECTION 6.05(e) and Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such disposition and, (1) in the case of Accounts, Equipment, Inventory, ABL Priority Pledged Real Estate or Term Priority Pledged Real Estate, solely for cash consideration, and (2) in the case of any other assets, at least seventy-five percent (75%) of the consideration is payable in cash at the time of consummation of the transaction. To the extent any Collateral is disposed of as expressly permitted by this SECTION 6.05 to any Person other than the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Borrower, upon the certification delivered to the Agent by the Borrower that such Disposition is permitted by this Agreement, the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06 Restricted Payments.

The Loan Parties shall not, nor shall any Loan Party permit any Subsidiary to declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Facility Guarantor and any other Person that owns Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

(c) the Borrower may repurchase, retire, or otherwise acquire of Capital Stock of the Borrower from any former or present employee of the Borrower or any of its Subsidiaries, or any of their respective estates, spouses or former spouses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that amounts payable under this clause (c) do not exceed in any calendar year (x) so long as no Default or Event of Default hereof then exists or would arise therefrom, $25,000,000 and (y) otherwise, $1,000,000;

(d) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any Subsidiary; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement;

(e) the Borrower may issue and sell its common Capital Stock; and

(f) as long as no Default or Event of Default hereof then exists or would arise therefrom, the Loan Parties and their Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $50,000,000 in any Fiscal Year; and

(g) Without duplication of, or aggregation with, any Restricted Payments permitted under any other clause of this SECTION 6.06, the Loan Parties and their Subsidiaries may make other Restricted Payments to the holders of their respective Capital Stock as long as the Payment Conditions are satisfied.

SECTION 6.07 Change in Nature of Business.

The Loan Parties, taken as a whole, shall not alter the character of their business, from the business conducted by the Loan Parties on the Closing Date and other business activities substantially related thereto.

SECTION 6.08 Transactions with Affiliates.

The Loan Parties shall not, nor shall any Loan Party permit any Subsidiary to, enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than (a) transactions among (x) the Loan Parties or a Person that becomes a Loan Party as a result of such transaction or (y) Persons who are not Loan Parties, (b) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock of the Borrower permitted under SECTION 6.06, (d) loans and other transactions by the Borrower and its Subsidiaries to the extent permitted under this Article VI, (e) employment and severance arrangements between the Borrower and its Subsidiaries and their respective officers and employees in the ordinary course of business, (f) payments by the Subsidiaries pursuant to the tax sharing agreements among the Borrower and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its

Subsidiaries, (g) the payment of customary fees, compensation, and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, (h) transactions pursuant to permitted agreements in existence on the Closing Date and specifically disclosed in writing to the Agent and the Lenders on or prior to the Closing Date or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, and (i) dividends, redemptions and repurchases permitted under SECTION 6.06.

SECTION 6.09 Burdensome Agreements.

The Loan Parties shall not, nor shall any Loan Party permit any Subsidiary to, enter into or permit to exist any contractual obligation that limits the ability of (a) any Subsidiary of the Borrower that is not a Facility Guarantor to make Restricted Payments to any Loan Party or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Borrower or any other Loan Party or (b) the Borrower or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to contractual obligations which (i) (x) existed on the Closing Date and (to the extent not otherwise permitted by this SECTION 6.09) specifically disclosed in writing to the Agent and the Lenders on or prior to the Closing Date and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation in any material respect, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Borrower, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of Borrower, (iii) represent Indebtedness of a Subsidiary of the Borrower which is not a Loan Party which is permitted pursuant to SECTION 6.03, (iv) arise in connection with any Permitted Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under SECTION 6.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, and (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto.

SECTION 6.10 Prepayments, Etc., of Indebtedness.

No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except

(a) payments in Capital Stock (as long as no Change in Control would result therefrom) and payments of interest in-kind of the Loan Parties or the accretion of interest on Permitted Indebtedness;

(b) payments of principal and interest as and when due in respect of any Subordinated Indebtedness (subject to applicable subordination provisions relating thereto);

(c) payments of principal (including mandatory prepayments, redemptions and repurchases) and interest as and when due in respect of any Permitted Indebtedness (other than Subordinated Indebtedness); provided, that if the Payment Conditions shall be satisfied (giving pro forma effect to any such required payment, redemption or repurchase), the occurrence of any event (other than an event that constitutes a default in respect of any Material Indebtedness) which requires the Borrower to make any payment (a “Conversion Payment”) upon the conversion of convertible or exchangeable debt securities at the election of the holder(s) thereof shall not be deemed to be an event which causes, or permits the holders of such Indebtedness to cause, Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed prior to its stated maturity for all purposes of SECTION 7.01(e)(i)(B) hereof;

(d) voluntary prepayments of Indebtedness in connection with a Permitted Refinancing of such Indebtedness or with proceeds of any other Permitted Indebtedness;

(e) if the Payment Conditions are satisfied, (i) voluntary prepayments, purchases, redemptions and defeasances in whole or in part of any Permitted Indebtedness and (ii) Conversion Payments required under clause (c) above; and

(f) voluntary prepayments made by the Borrower to repurchase, redeem or defease its 2.50% Notes for cash; provided that (i) the Borrower shall consummate any such repurchase, redemption or defeasance not later than 90 days after the Closing Date; (ii) the aggregate purchase price for all such 2.50% Notes shall not exceed $275,000,000, and (iii) at the time of such payment, no Default or Event of Default shall exist or would result from such payment (it being understood that, subject to the other terms and conditions set forth in this Agreement, any such repurchase, redemption or defeasance of the 2.50% Notes may be consummated pursuant to SECTION 6.10(e), to the extent permitted pursuant thereto).

SECTION 6.11 Use of Proceeds.

Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.12 Financial Covenant.

At any time that a FCCR Trigger Event has occurred and is continuing (including, for the avoidance of doubt, on any FCCR Initial Test Date), the Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio for any FCCR Test Period to be less than 1.00 to 1.00 as of the last day of any Fiscal Quarter.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of: (i) SECTION 2.15, SECTION 2.16, SECTION 5.02(e), SECTION 5.02(g), SECTION 5.03(a), SECTION 5.05, SECTION 5.10(b), or Article VI; (ii) SECTION 5.01(e) (other than clause (ii) of the first proviso thereof) and, in the case of this clause (b)(ii), such failure continues for three (3) Business Days; (iii) SECTION 5.01 (other than SECTION 5.01(e)), SECTION 5.02 (other than SECTION 5.02(e) or SECTION 5.02(g)), SECTION 5.10 (other than SECTION 5.10(b)), SECTION 5.11 or SECTION 5.15 and, in the case of this clause (b)(iii), such failure continues for five (5) Business Days; or (iv) SECTION 5.07 and, in the case of this clause (b)(iv), such failure continues for fifteen (15) Business Days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in SECTION 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) the date that any Loan Party knows or should have reasonably known of such Default and (ii) the date that the Agent shall have notified the Borrower of the existence of such default; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.(i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the $50,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries, provided that no Loan Party shall incur any liability (contingent or otherwise) in respect thereof) institutes or consents to the institution of any proceeding under the Bankruptcy Code or any other federal, state, provincial, or foreign bankruptcy, insolvency, receivership or similar law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under the Bankruptcy Code or any other federal, state, provincial, or foreign bankruptcy, insolvency, receivership or similar law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.(i) Any Loan Party or any Subsidiary (other than Immaterial Subsidiaries, provided that no Loan Party shall incur any liability (contingent or otherwise) in respect thereof) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (other than Immaterial Subsidiaries, provided that no Loan Party shall incur any liability (contingent or otherwise) in respect thereof) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (a)(i) An ERISA Event occurs with respect to a Plan subject to ERISA or a Multiemployer Plan subject to ERISA which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount in excess of

$50,000,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure to pay would reasonably be expected to have a Material Adverse Effect; or (b) (i) if a Loan Party is in default with respect to payments to a Plan resulting from their complete or partial withdrawal from a Plan for which a trustee has been appointed by any Governmental Authority or a Plan which has been terminated or (ii) any event or any Lien arises (save for contribution amounts not yet due) in connection with any Plan that may reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under SECTION 6.04 or SECTION 6.05) or as a result of gross negligence or willful misconduct by the Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing (or supports any other Person in contesting) the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or (ii) any challenge by or on behalf of any Loan Party, receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for any Loan Party or for all or any material part of its property to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto; or

(k) Change in Control. There occurs any Change in Control; or

(l) Security Documents. Any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject only to (x) Permitted Encumbrances having priority under Applicable Law, (y) Permitted Junior Liens and (z) the Liens of the ABL Agent under the ABL Credit Agreement, subject to the terms of the Intercreditor Agreement) on the Collateral purported to be covered thereby; or

(m) Termination of Guaranty. The termination of the Facility Guaranty or any other guaranty of the Obligations (except for any release or termination permitted hereunder).

SECTION 7.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or Applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Lender.

SECTION 7.03 Application of Proceeds.

After the occurrence and during the continuance of any Event of Default, any payments in respect of any Obligations (including Scheduled Installments) and, subject to the terms of the Intercreditor Agreement, all proceeds of the Collateral, shall be applied in the following order:

(a) FIRST, ratably to pay the Obligations in respect of any fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) then due to the Agent until paid in full;

(b) SECOND, to all amounts owing to Agent or the Lenders in respect of Protective Advances until paid in full;

(c) THIRD, ratably to pay the Obligations in respect of any fees due to the Lenders and indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lenders) then due to the Lenders, until paid in full;

(d) FOURTH, ratably to pay interest accrued in respect of the Obligations (other than any Obligations on account of Cash Management Services, Bank Products and other outstanding Other Liabilities) until paid in full;

(e) FIFTH, ratably to pay principal due in respect of the Loans until paid in full;

(f) SIXTH ratably to pay any other outstanding Obligations (including any Obligations on account of Cash Management Services, Bank Products and other Obligations constituting Other Liabilities); and

(g) SEVENTH, to the Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Agent

SECTION 8.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to SECTION 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02 Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(d) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in SECTION 9.01 and SECTION 7.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender.

(e) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 8.04 Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 8.06 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and SECTION 9.04 and SECTION 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.07 Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the Syndication Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

SECTION 8.09 Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under any other provisions of the Loan Documents, including SECTION 2.17 and SECTION 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under SECTION 2.17 and SECTION 9.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender or in any such proceeding.

SECTION 8.10 Collateral and Guaranty Matters.

Each of the Lenders irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) contingent obligations consisting of Other Liabilities), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with SECTION 9.01;

(b) to release any Facility Guarantor from its obligations under the Facility Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c) to release any Mortgage on any ABL Priority Pledged Real Estate or any Term Priority Pledged Real Estate, upon the written request of the Borrower; and

(d) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by SECTION 6.01(i).

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Facility Guarantor from its obligations under the Facility Guarantee pursuant to this SECTION 8.10. In each case as specified in this SECTION 8.10, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Facility Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this SECTION 8.10.

SECTION 8.11 Loan Documents.

Without limiting the generality of the provisions of the last paragraph of SECTION 8.03, for purposes of determining compliance with the conditions specified in SECTION 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. Without limiting the generality of the foregoing, the Lenders hereby irrevocably authorize the Agent to enter into, after the Closing Date, any intercreditor agreement (or amendment or acknowledgement thereto) and agree to be bound by the provisions thereof, in connection with any Permitted Junior Liens, provided such intercreditor agreement shall be in form and substance reasonably satisfactory to the Agent and the Required Lenders.

SECTION 8.12 Other Liabilities.

Except as otherwise expressly set forth herein or in any Facility Guarantee or any Security Document, no holder of Other Liabilities that obtains the benefits of SECTION 7.03, any Facility Guarantee or any Collateral by virtue of the provisions hereof or of any Facility Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Other Liabilities.

ARTICLE IX

Miscellaneous

SECTION 9.01 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) waive any condition set forth in SECTION 4.01, except solely as it relates to the payment of any fees and expenses of the Agent (which shall require only the written consent of the Agent and the Borrower);

(b) extend, increase or reinstate the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in SECTION 4.01 or the waiver of any Default or any mandatory prepayment shall not constitute an extension, increase or reinstatement of any Commitment of any Lender);

(c) postpone any date scheduled for, or reduce the amount of, any payment of principal, interest, fees or other amounts payable under the Loan Documents or reduce the amount of, waive or excuse any such payment or postpone the expiration of the Commitments or the Maturity Date, without the prior written consent of all Lenders directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the prior written consent of all Lenders directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, as it relates to the Loans and other Obligations;

(e) (a) change any provision of this SECTION 9.01, the definition of “Required Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the prior written consent of all Lenders or (b) change any provision of SECTION 2.14(a)(i) or SECTION 2.15(c) without the prior written consent of all Lenders;

(f) other than in a transaction permitted under SECTION 6.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the prior written consent of all Lenders;

(g) other than in connection with a transaction permitted under SECTION 6.04 or SECTION 6.05, release all or substantially all of the value of the Facility Guarantee, without the written consent of each Lender, except to the extent the release of any Facility Guarantor from the Facility Guarantee is permitted pursuant to SECTION 8.10 (in which case such release may be made by the Agent acting alone);

(h) without the prior written consent of all Lenders, change SECTION 2.15, SECTION 7.03, or amend or modify the ratable requirement of SECTION 9.08(b);

(i) without the prior written consent of all Lenders, modify the definition of Protective Advance or SECTION 2.02 so as to increase the amount thereof; or

(j) without the prior written consent of all Lenders, (i) subordinate the Obligations hereunder to any other Indebtedness, or (ii) except as expressly provided herein or provided by operation of Applicable Law, subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

SECTION 9.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, any other Loan Party or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to each Loan Party and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

SECTION 9.03 No Waiver; Cumulative Remedies.

No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of any Loan (including any Protective Advance) shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with SECTION 7.02 for the benefit of all Credit Parties; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with SECTION 9.08(a) (subject to the terms of SECTION 9.08(b)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to SECTION 7.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to SECTION 9.08(b), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and the Syndication Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of one counsel for the Agent and one counsel for the Lenders (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel)), and shall pay all fees and time charges for attorneys who may be employees of the Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, any actual or prospective claim, litigation, investigation or proceeding relating to arising out of (whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, the breach by such Indemnitee of its obligations under the Loan Documents or disputes among Indemnitees or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of the Agent, each Lender severally agrees to pay to the Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s ratable share (based such Lender’s Loan Percentage) (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of SECTION 2.01(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of SECTION 9.06(b), (ii) by way of participation in accordance with the provisions of SECTION 9.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of SECTION 9.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned,

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of SECTION 2.12, SECTION 2.14(b), SECTION 2.21 and SECTION 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.06(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amounts of the Loans owing to, each Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to SECTION 9.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits and subject to the obligations of SECTION 2.12, SECTION 2.14(b) and SECTION 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08(a) as though it were a Lender, provided such Participant agrees to be subject to SECTION 9.08(b) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under SECTION 2.12 or SECTION 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of SECTION 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with SECTION 2.21(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.07 Confidentiality.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its respective Affiliates, partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.08 Setoff; Sharing of Excess Payments.

(a) In addition to any rights and remedies of the Lenders provided by Applicable Law, upon the occurrence and during the continuance of any Event of Default arising under SECTION 7.01(a), each Lender, and their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, to the extent such amounts are then due and owing. Each Lender agrees promptly to notify the Borrower and the Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that the Agent or such Lender may have.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (i) notify the Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(A) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

(c) Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 9.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If any Credit Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by a Credit Party exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.10 Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agent may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 9.11 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Credit Parties in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 9.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.13 GOVERNING LAW; JURISDICTION; ETC.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 9.14 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.15 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States or otherwise can be perfected only by possession. Should any Secured Party (other than the Agent) obtain possession of any such Collateral, such Secured Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent, or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.16 USA PATRIOT ACT, ETC.

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and other “know your customer” rules, regulations, laws and policies (together with the Act, collectively, the “KYC Provisions”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with KYC Provisions. Each Loan Party is in compliance, in all material respects, with the KYC Provisions. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the other Loan Parties acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent are arm’s-length commercial transactions between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Agent on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) the Agent has no obligation to the Borrower, any other Loan Party or any of their respective

Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and the Agent has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18 Foreign Asset Control Regulations.

Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower or its Subsidiaries (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.19 Survival.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 9.20 Press Releases and Related Matters.

Each Loan Party consents to the publication by the Agent and/or the Syndication Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, and with the consent of the Borrower, logo or trademark. The Agent and/or Syndication Agent, as applicable, shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. The Agent and the Lenders reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.21 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 9.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.24 Intercreditor Agreement. The Loan Parties, the Agent, the Lenders and the other Credit Parties acknowledge that the exercise of certain of the Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall control. Each Lender acknowledges and agrees that it shall be bound by the terms and conditions of the Intercreditor Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RADIOSHACK CORPORATION, as Borrower

By:	/s/ Mark W. Barfield
Name: Mark W. Barfield Title: Vice President and Treasurer

RADIOSHACK CUSTOMER SERVICE LLC RADIOSHACK GLOBAL SOURCING CORPORATION RADIOSHACK GLOBAL SOURCING, INC. SCK, INC. TANDY FINANCE CORPORATION, as a Facility Guarantor

By:	/s/ Mark W. Barfield
Name: Mark W. Barfield Title: Vice President and Treasurer

RADIOSHACK GLOBAL SOURCING LIMITED PARTNERSHIP TE ELECTRONICS LP IGNITION L.P., as a Facility Guarantor

By: RadioShack Corporation, its general partner

By:	/s/ Mark W. Barfield
Name: Mark W. Barfield Title: Vice President and Treasurer

TRS QUALITY, INC., as a Facility Guarantor

By:	/s/ Joel H. Tiede
Name: Joel H. Tiede Title: President

SIGNATURE PAGE TO TERM LOAN AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, and a Lender

By:	/s/ Sally A. Sheehan
Name: Sally A. Sheehan Title: Director

SIGNATURE PAGE TO TERM LOAN AGREEMENT

PATHLIGHT CAPITAL, LLC as Syndication Agent, and a Lender

By:	/s/ David C. Storer
Name: David C. Storer Title: Managing Director

SIGNATURE PAGE TO TERM LOAN AGREEMENT